EXHIBIT 10.14


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                            RETAIL ALLIANCE AGREEMENT

                                 BY AND BETWEEN

                                SEPHORA USA, LLC

                                       AND

             ADVANCED AESTHETICS, LLC AND ADVANCED AESTHETICS, INC.

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                                TABLE OF CONTENTS

                                                                            Page

1.       DEFINED TERMS.........................................................1
         1.1      Definitions..................................................1

2.       GRANT OF EXCLUSIVE RIGHTS.............................................5
         2.1      Grant........................................................5
         2.2      Rights Reserved by AAI.......................................6

3.       TERM..................................................................6
         3.1      Initial Term.................................................6
         3.2      Additional Term..............................................6
         3.3      Early Termination............................................6
         3.4      Consequences of Termination..................................7

4.       CONSIDERATION; PAYMENT PROCEDURES.....................................8
         4.1      Consideration................................................8
         4.2      No Other Consideration.......................................9
         4.3      Payment Procedures...........................................9

5.       EARN BACK OF PERFORMANCE DEPOSIT......................................9
         5.1      Earn Back Right..............................................9

6.       PRODUCTS AND EQUIPMENT...............................................10
         6.1      Definition of Products......................................10
         6.2      Product Specifications......................................10
         6.3      Supply of Products to Sephora...............................10
         6.4      Product Recalls.............................................11
         6.5      Supply of AAI Equipment to Sephora; Software
                  Interface Development.......................................11

7.       AAI CENTERS..........................................................12
         7.1      Designation of Sephora Host Stores and Test Centers.........12
         7.2      Construction of AAI Centers.................................12
         7.3      Operation of AAI Centers....................................12
         7.4      Qualified Sephora Cast Members..............................13

8.       ADJACENT AAI FACILITIES..............................................13
         8.1      Timing; Construction........................................13
         8.2      Operation...................................................14
         8.3      Adjacent AAI Facility Service Revenue; Monthly
                  Reconciliation..............................................14

9.       SEPHORA ALLIANCE STORES..............................................14
         9.1      Timing; Construction........................................14
         9.2      Operations; Costs...........................................14

10.      PROMOTIONAL CAMPAIGN.................................................15
         10.1     Ownership...................................................15
         10.2     Provision of Materials......................................15
         10.3     AAI Promotions or Advertising...............................15

11.      INTELLECTUAL PROPERTY................................................15
         11.1     Grant of License to AAI Intellectual Property...............15
         11.2     Grant of License to Sephora Intellectual Property...........15
         11.3     Goodwill....................................................16


                                       -i-

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                                TABLE OF CONTENTS

                                   (Continued)

                                                                            Page

12.      REPRESENTATIONS AND WARRANTIES.......................................16
         12.1     Representations and Warranties of AAI and Parent............16
         12.2     Representations and Warranties of Sephora...................18

13.      ADDITIONAL COVENANTS.................................................19
         13.1     Prestige Operations.........................................19
         13.2     Deliveries by AAI...........................................19
         13.3     Accounting Audit Rights.....................................19
         13.4     Ownership of Customer Information...........................19
         13.5     Parent Guaranty.............................................20
         13.6     Notification of Events......................................21

14.      CONFIDENTIALITY; NON-COMPETITION.....................................21
         14.1     Confidentiality.............................................21
         14.2     Non-Competition.............................................22

15.      INSURANCE............................................................22
         15.1     AAI Insurance Obligations...................................22
         15.2     Sephora Insurance Obligations...............................23
         15.3     Policy Information..........................................23

16.      INDEMNIFICATION......................................................23
         16.1     Indemnification Obligation..................................23
         16.2     Procedure...................................................24
         16.3     Limitation on Liability.....................................24
         16.4     Survival....................................................24

17.      MISCELLANEOUS........................................................25
         17.1     Notices.....................................................25
         17.2     Dispute Resolution..........................................26
         17.3     Relationship Among Parties..................................27
         17.4     Amendments; Waivers.........................................27
         17.5     Entire Agreement............................................27
         17.6     Severability................................................28
         17.7     No Assignment; No Third Party Beneficiaries.................28
         17.8     Survival....................................................28
         17.9     Governing Law; Submission to Jurisdiction...................28
         17.10    Expenses....................................................28
         17.11    Force Majeure...............................................28
         17.12    Counterparts Facsimile Signatures...........................28





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                            RETAIL ALLIANCE AGREEMENT

         This RETAIL ALLIANCE AGREEMENT (this "Agreement"), dated effective as of , 2004, is made and entered into by and between SEPHORA USA, LLC, a Delaware limited liability company ("Sephora"), and ADVANCED AESTHETICS, LLC, a Delaware limited liability company doing business as Advanced Aesthetics Institute ("AAI") and ADVANCED AESTHETICS, INC., a Delaware corporation ("Parent").

                                    RECITALS

         A. Sephora is a leading retailer with an excellent reputation for selling a wide variety of prestige and innovative beauty products, including skin care products, in the United States and Canada (the "Territory") through retail stores and through the internet, including on its website www.sephora.com

         B. AAI is the  owner  and  operator  of a fully  integrated  aesthetics
resource  center  that  brings  together   medical  and  non-medical   aesthetic
practitioners to create and deliver optimized client appearance.

         C. AAI desires to expand its existing diagnostic and treatment platform by developing a line of skin care products with scientifically proven efficacy, as more specifically described herein, and Sephora desires to become the exclusive retailer of such products in the Territory.

         D. To further the parties' mutual interest as set forth in these premises, Sephora and AAI desire to engage in a strategic retail alliance on the terms set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINED TERMS

         1.1 Definitions. Capitalized terms used herein will have the respective meanings set forth below:

         "AAI" has the meaning set forth in the Preamble.

         "AAI Center" has the meaning set forth in Section 2.1.2 hereof. The phrase "AAI Centers" includes the Test Centers unless otherwise expressly indicated.

         "AAI Equipment" means the proprietary equipment of AAI necessary to provide the AAI Services. The operation of the AAI Equipment is dependent, in part, on the use of third party operating software that will be furnished by AAI with the AAI Equipment. The initial AAI Equipment to be provided by AAI hereunder is listed on Schedule 1 attached hereto and incorporated herein by this reference.

         "AAI Host Store" has the meaning set forth in Section 9.1 hereof.

                                        1

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         "AAI  Intellectual  Property" has the meaning set forth in Section 11.1 hereof.

         "AAI Methods" means, collectively, AAI methodologies regarding skin biology and skin care actives; the diagnostic techniques and methods used by AAI to identify and define skin care issues; and the proper use of the AAI Equipment and the Products.

         "AAI Salon" means the aesthetic facial salons owned and operated by AAI in the Territory whether under the brand "Georgette Klinger," or otherwise.

         "AAI Services" means the services listed on Schedule 2 attached hereto and incorporated herein by this reference that will be provided (i) at AAI Centers by Qualified Sephora Cast Members and/or (ii) at Adjacent AAI Facilities. All AAI Services incorporate the AAI Methods, involve the sale of the Products, and utilize the AAI Equipment. If necessary to obtain a lease, permits or otherwise comply with Applicable Law at an AAI Center, Sephora Host Store, or Adjacent AAI Facility, Sephora and AAI may agree to limit the types of AAI Services offered at any particular AAI Center or Adjacent AAI Facility.

         "Adjacent AAI Facility" has the meaning set forth in Section 2.1.3 hereof.

         "Adjacent  AAI Facility  Product  Revenue" has the meaning set forth in
Section 8.3 hereof.

         "Adjacent  AAI Facility  Service  Revenue" has the meaning set forth in
Section 8.3 hereof.

         "Affiliate" means, with respect to any Person (including any party), any other Person that directly or indirectly controls, is controlled by or is under common control with that Person, or which that Person beneficially owns more than fifty percent (50%) of the equity interests therein (provided, however, that with respect to the parties, no individual or entity as to which the ultimate parent entity of a party does not directly or indirectly control the operations or management thereof will be deemed to be an Affiliate of such party for purposes of this Agreement).

         "Agreement" has the meaning set forth in the Preamble.

         "Applicable Law" means, as applicable in the context so used, any law, ordinance, rule, regulation, order, license, permit and other requirement, now or hereafter in effect, of any Governmental Body of competent jurisdiction (including, without limitation, regulations promulgated by the U.S. Food and Drug Administration and the Occupational Safety and Health Administration regarding health and safety) which is applicable to the operation of the AM Centers, Adjacent AM Facilities, Sephora Host Stores, Sephora Alliance Stores and/or the AAI Salons, the manufacture and sale of the Products, the design, manufacture and use of the AM Equipment, the use of the AM Methods, the provision of the AAI Services, or the business and operations of Sephora.

         "Capital Expenditures" means the aggregate expenditures by Sephora for the construction of the AAI Centers, the Adjacent AAI Facilities and the Sephora Alliance Stores including, without limitation, expenditures for leasehold improvements, furniture, fixtures and equipment (including AAI Equipment).

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         "Change of Control" has the meaning given in Section 3.3.2 hereof.

         "Claim" means any claim, action or proceeding instituted against a party by a third Person, including, without limitation, any Governmental Body.

         "Confidential  Information"  has the  meaning  given  in  Section  14.1 hereof.

         "CRM Application" has the meaning given in Section 6.5.2 hereof.

         "Customer Information" means information collected, owned and managed by Sephora, in accordance with Applicable Law, from Sephora's clients and customers as a result of providing the AAI Services, or selling the Products, whether or not such information is integrated into the Software Interface or the CRM Application.

         "Disclosing Party" has the meaning set forth in Section 14.1 hereof

         "Dispute" has the meaning set forth in Section 17.2.1 hereof

         "Escrow" has the meaning set forth in Section 4.1.1.

         "FDA" means the U.S. Food and Drug Administration.

         "Force Majeure" has the meaning set forth in Section 17.11 hereof

         "Governmental Body" means any foreign, federal, state, local or other governmental authority or regulatory body.

         "Incapacitated" means, with respect to AAI or Sephora, (i) such party becomes insolvent because of its inability to pay its debts as they become due;
(ii) such party makes a general  assignment  for the  benefit of its  creditors;
(iii) a voluntary petition in bankruptcy is filed by such party, or an involuntary petition is filed against such party and is not opposed within 90 days of such filing; (iv) such party is adjudicated a bankrupt or insolvent; (v) such party consents to the appointment of a receiver or other custodian for such party's business or assets, or a receiver or other custodian of such party's assets or property, or any substantial part thereof, is appointed by any court of competent jurisdiction; (vi) a final judgment in an amount in excess of $500,000 rendered against such party remains unsatisfied or of record for 90 days or longer; (vii) such party is dissolved; or (viii) execution is levied against a substantial portion of such party's business or property.

         "Indemnified Party" has the meaning set forth in Section 16.1 hereof "Indemnifying Party" has the meaning set forth in Section 16.1 hereof "Initial Term" has the meaning set forth in Section 3.1 hereof "Johns Hopkins" means Johns Hopkins Medicine, acting through The Johns Hopkins Health System
Corporation, a Maryland corporation, and The Johns Hopkins University, a Maryland corporation.

         "Johns Hopkins Agreement" means the Services and Licensing Agreement to be entered into by and between Johns Hopkins, Advanced Aesthetics, Inc., and AAI regarding Johns Hopkins' development of skin testing methodologies and skin care product efficacy testing protocols, the scientific testing on Third Party Products and the Products, and the use of

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the Johns Hopkins Certification,  including,  without limitation, a grant to AAI and Sephora to use the Johns Hopkins Certification in connection with the Products, the AAI Equipment and the AAI Services. The latest draft of the Johns Hopkins Agreement is attached hereto as Exhibit C.

         "Johns Hopkins Certification" means the branded validation authorized by the Johns Hopkins Agreement signifying the results of specific testing of the AAI Products and the validation of the AAI Equipment and the AAI Services.

         "Liability" means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

         "Material Adverse Effect" with respect to a party hereto, means a material adverse effect on the business, financial condition or results of operations of such party.

         "Net Revenue" means gross sales revenue from (i) the sale of the Products by Sephora, (ii) the provision of the AAI Services from the AAJ Centers, and (iii) the operation of the Sephora Alliance Stores and the Adjacent AAI Facilities, less customary allowances, discounts, and returns; gross sales revenue does not include sales tax or other taxes collected from customers for payment to a governmental authority.

         "Parent" has the meaning given in the Preamble hereof.

         "Performance  Deposit"  has the  meaning  set  forth in  Section  4.1.1 hereof.

         "Performance Deposit Balance" means that portion of the Performance Deposit not yet earned back by Sephora pursuant to Section 5 hereof.

         "Person" means any individual, corporation, partnership, joint venture,
limited   liability   company,   association,    joint-stock   company,   trust,
unincorporated organization or Governmental Body.

         "Product Availability Date" means the date on which both (1) the Products are first available for purchase by Sephora and (2) Sephora is prepared to sell the Products in Sephora Retail Stores or on the Website. The parties anticipate that the Product Availability Date will be in July 2005.

         "Products" has the meaning set forth in Section 6.1 hereof.

         "Promotional  Campaign"  has the  meaning  set  forth in  Section  10.1 hereof.

         "Purchase Order" means a purchase order issued by Sephora to AAI for any Product substantially in the form attached hereto as Exhibit A. I the event of any conflict between the provisions of a Purchase Order and the provisions of this Agreement, the provisions of this Agreement will control.

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         "Qualified  Sephora  Cast  Member" has the meaning set forth in Section
7.3 hereof. "Receiving Party" has the meaning set forth in Section 14.1 hereof. "Renewal Term" has the meaning set forth in Section 3.2 hereof. "Sephora" has the meaning set forth in the Preamble.

         "Sephora Host Store" has the meaning set forth in Section 7.1 hereof. "Sephora Intellectual Property" has the meaning set forth in Section 11.2 hereof. "Sephora Alliance Store" has the meaning set forth in Section 9.1 hereof. "Sephora Alliance Store Costs" has the meaning set forth in Section 9.2 hereof.

         "Sephora Retail Stores" means the retail stores now and hereafter owned and operated by Sephora in the Territory. As of December 31, 2004, Sephora expects to own and operate approximately ninety-five (95) Sephora Retail Stores.

         "Software Interface" has the meaning given in Section 6.5.2 hereof "Term" means the Initial Term or the Renewal Term, as applicable.

         "Termination Date" means the date on which the Term of this Agreement terminates either because the Initial Term or any Renewal Term has expired or because this Agreement has been sooner terminated in accordance with Section 3.3 hereof.

         "Territory" has the meaning set forth in Recital A.

         "Test Centers' has the meaning set forth in Section 7.1.1 hereof

         "Third Party Products" means an assortment of cosmetic products or cosmeceuticals sold by Sephora, from time to time, from the Sephora Retail Stores (including the Sephora Host Stores and the Website). An assortment of Third Party Products may be incorporated by AAI into the AAI Services performed by the Qualified Sephora Cast Members at the AAI Centers and may be utilized, featured and promoted by AAI in AAI Salons and Adjacent AAI Facilities to enhance the professional credibility and awareness of Third Party Products, subject to any limitations imposed by the vendors of the Third Party Products.

         "Website" means any point of presence maintained by Sephora on the Internet or on any other public or private data network including that certain website which is identified by the URL www.sephora.com With respect to any Website maintained by Sephora on the World Wide Web or any successor public data network, such Website includes all HTML pages (or similar unit of information presented in any relevant data protocol) that either (a) are identified by the same second-level domain (such as http://www.sephora.com) or by the same equivalent level identifier in any relevant address scheme, or (b) contain branding, graphics, navigation or other characteristics such that a user reasonably would conclude that the pages are part of an integrated information or service offering.

2. GRANT OF EXCLUSIVE RIGHTS

         2.1 Grant. Subject to the limited exceptions set forth in Section 2.2 below, AAI grants to Sephora for the Term of this Agreement the exclusive right throughout the Territory (but only in the Territory) to:

              2.1.1 Sell the Products in Sephora Retail Stores, through the Website and through any other retail channel of distribution anywhere in the Territory and promote the sale of the Products through the Promotional Campaign and any other means reasonably identified by Sephora including television or radio advertising and catalogues;

              2.1.2 Utilize the AAI Intellectual Property and AAI Methods to own and operate defined retail sales and consultation centers as more particularly described in Section 7 within the four walls of Sephora Retail Stores (each, an "AAI Center").

              2.1.3 Develop retail space for the operation of an AAI Salon adjacent to a Sephora Retail Store which is designed to permit the free pass-through of customers from the AAJ Salon space to the Sephora Retail Store as more particularly described in Section 8 hereof (each such adjacent retail space to be referred to as an "Adjacent AAI Facility"); and

              2.1.4   Sublease   retail  space  from  AAI  for  the  purpose  of
constructing and operating a Sephora Alliance Store, as more particularly described in Section 9 hereof.

2.2 Rights Reserved by AAI. Notwithstanding the exclusive rights granted to Sephora under Section 2.1 hereof, AAI reserves all rights to use the AAI Intellectual Property and the AAI Methods, and to sell the Products: (i) in AAI Salons, excluding an Adjacent AAI Facility; (ii) in offices of licensed medical or dental doctors including medical spas; (iii) on cruise ships; and (iv) subject to Sephora's consent, which consent may be granted or withheld in Sephora's sole discretion, through any other retail distribution channel that will not have a Material Adverse Effect on Sephora's rights under this Agreement.

3. TERM

         3.1 Initial Term. The initial term of this Agreement (the "Initial Term") will commence on the date first written above and expire on December 31, 2010 (the "Initial Expiration Date") unless sooner terminated in accordance with the terms of this Agreement.

         3.2 Additional Term Upon the expiration of the Initial Term, this Agreement may be , extended for one additional term of three (3) years (a "Removal Term") by mutual agreement of Sephora and AM.

         3.3 Early Termination. This Agreement will terminate prior to the expiration of the Initial Term or the Renewal Term, as applicable, in the manner and on the earliest date on which any of the following occurs:

              3.3.1 upon execution of a written termination agreement by Sephora and AAI;

              3.3.2 by Sephora, in its sole discretion, thirty (30) days after Sephora receives notice of a transaction by AAI or by any Person which has a direct or indirect ownership interest in AAI that results in fifty percent (5 0%) or more of the constituent ownership interests in AAI being sold, assigned, transferred, shared, divided, conveyed or otherwise disposed of to a person not a beneficial owner of AAI on the date of this Agreement (or a current Affiliate thereof), or which otherwise results in a change in control of AAI a "Change of Control" provided, that (i) any sale, assignment, transfer or disposal to AAI's current beneficial owners or any of their current Affiliates and (ii) an initial public offering of AAI, shall not constitute a Change of Control; provided, further, that if Sephora does not elect to terminate this Agreement following a Change of Control, by delivery of a written notice of termination to AAI within thirty (30) days of Sephora's receipt of notice of a Change of Control, then this Agreement will continue in full force and effect and will be binding on AAI's successor-in-interest;

              3.3.3 by Sephora in its sole discretion  within one hundred eighty
(180) days after Sephora discovers that the Johns Hopkins Agreement has been terminated;

              3.3.4 automatically, by either AAI or Sephora, if the other party hereto becomes Incapacitated;

              3.3.5 by Sephora in its sole discretion if Richard R. Rakowski stops serving as Chairman of AAI at any time prior to December 31, 2007; provided, however, that the death or permanent physical disability of Mr. Rakowski will not trigger a termination right in favor of Sephora so long as AAI identifies a qualified replacement within ninety (90) days following the date of such death or disability; and

              3.3.6 by either AAI or Sephora in its sole discretion within one hundred eighty (180) days after receipt of a written report indicating that Net Revenue for any trailing twelve (12) month period (from and after December 31, 2006) is less than Five Million Dollars ($5,000,000).

         3.4 Consequences of Termination. Except as expressly provided herein, such expiration or termination will not relieve any party of any obligations or prejudice any rights of any other party existing at the time of expiration or termination or terminate those rights or obligations which by their nature survive the expiration or termination of this Agreement. On the Termination Date, the following will occur:

              3.4.1   Sephora's   exclusive   rights  under   Section  2.1  will
automatically terminate and be of no further force and effect.

              3.4.2 AAI will be obligated to sell Products to Sephora on a non-exclusive basis to the extent necessary to fulfill Purchase Orders outstanding on the Termination Date if fulfillment is so elected by Sephora, and to permit Sephora to exercise its rights under Section 3.4.4 below.

              3.4.3 AAI will be permitted to sell its Products, utilize the AAI Methods and the AAI Intellectual Property and provide any AAI Services as it deems, in its sole discretion, appropriate including, but not limited to (i) selling its Products to Persons other than Sephora, (ii) promoting the sale of the Products through promotional campaigns and any other means reasonably identified by AAI, including television or radio advertising and catalogues, and
(iii) providing the AAI Services and utilizing the AAI Intellectual Property and the AAI Methods to own and/or operate retail sales and consultation centers in cooperation with other Persons.

              3.4.4 Sephora, in sole discretion, will have the right to elect to continue to operate any or all of the AAI Centers and Sephora Alliance Stores, in operation immediately prior to the Termination Date, in the same maimer that such AAI Centers and/or Sephora

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Alliance  Stores were  operated  immediately  prior to such  termination  and in connection therewith, sell the Products, use the AAI Intellectual Property and utilize the AAI Methods. Such continued operations shall be on a non-exclusive basis for up to twelve (12) months following the termination of the Agreement (the " Period") The Tail Period can be extended by mutual written agreement of Sephora and AAI. During the Tail Period, Sephora will pay AAI an annual licensing fee on December 31 of each year (pro-rated for any partial calendar year) equal to (i) the sum of $50,000 multiplied by the number of AAI Centers and the Sephora Alliance Stores operated during the preceding calendar year up to a maximum aggregate licensing fee of $500,000. No additional license fee will be payable to AAI during the Tail Period for Products sold by Sephora.

              3.4.5 If Sephora has terminated the Agreement under Section 3.3.3 or 3.3.5, then by the thirtieth ( day following the Termination Date, AAI shall return to Sephora 100% of the Performance Deposit Balance. If either party has terminated the Agreement under Section 3.3.6, then by the thirtieth ( day following the Termination Date, AAI shall return to Sephora an amount equal to 50% of the Performance Deposit Balance.

              3.4.6 If Sephora has not elected to continue to operate the AAI Centers and the Sephora Alliance Stores under Section 3.4.4, then Sephora will have a period of six (6) months from the Termination Date to close the AAI Centers and Sephora Alliance Stores in an orderly manner.

              3.4.7 AAI will remain liable for the remaining term of any sublease for Adjacent AAI Facilities, it being expressly understood that the termination of this Agreement will not terminate such sublease.

              3.4.8 If Sephora has not elected to continue to sell the Products under Section 3.4.4, then Sephora will have a period of six (6) months from the Termination Date to sell off Product carried by Sephora and AAI must repurchase all remaining inventories of the Product (at Sephora's original cost) that are carried by Sephora within twelve (12) months from the end of such sell-off period as designated by Sephora for repurchase, with payment for all of the repurchased inventory to be made, at AAI's election, in either one lump sum or in equal monthly installments over a period not to exceed six (6) months from the end of such sell-off period.

4. CONSJDERATION; PAYMENT PROCEDURES

         4.1 Consideration. In consideration of the grant of exclusive rights from AAI to Sephora under Section 2.1 hereof, Sephora will provide AAI with the consideration set forth in this Section 4.1.

              4.1.1 Upon the execution and delivery of this Agreement by Sephora and AAI, Sephora will deposit the sum of Five Million Dollars ($5,000,000) (the "Performance Deposit") in an interest bearing account with an escrow agent jointly selected by AAI and Sephora (the "Escrow"). The Performance Deposit is intended to secure Sephora's performance of its obligations under this Agreement and may be earned back by Sephora upon completion of certain milestones as set forth in Section 5 hereof. The Performance Deposit, with interest accrued thereon, will be released to AAI on the date on which AAI (i) delivers the fully-executed Johns Hopkins Agreement to Sephora that does not materially differ from the draft version attached as Exhibit C and (ii) provides Sephora with a certificate of an officer of AAI certifying that there is no default under the Johns Hopkins Agreement, and an opinion of counsel in the form attached hereto as Exhibit B-2. If AAI does not deliver the fully executed Johns Hopkins Agreement to Sephora within one hundred eighty (1 80) days following the execution of this Agreement, Sephora will have the right, but not the obligation, to terminate this Agreement. If Sephora so elects to terminate, the entire Performance Deposit, plus all interest accrued thereon, will be immediately released to Sephora.

              4.1.2 For the period commencing with the Product Availability Date and ending on the Termination Date, Sephora will offer the Products for sale at the Sephora Retail Stores and, when ready, the AAI Centers and through the Website pursuant to the terms of this Agreement. AAI may provide Sephora with suggested prices at which the Products may be sold in the Sephora Retail Stores and through the Website, but Sephora will retain sole control over pricing of the Products. Sephora will make payments to AAJ with respect to any Products purchased by Sephora, within thirty (30) days of delivery of such Products to Sephora. AAI, in its sole discretion, may offer discounts for earlier payment of invoices.

              4.1.3 Subject to the terms provided in Section 9, Sephora may construct and operate Sephora Alliance Stores within the AAI Host Stores (excluding any Sephora Alliance Store in New York, NY or Beverly Hills, CA), and pay AAI fifty percent (50%) of the net profit from all Sephora Alliance Stores on a monthly basis, after accounting for Sephora Alliance Store Costs. The calculation of net profit will be based on the methodology set forth in Schedule 4 attached hereto and incorporated herein by this reference.

         4.2 No Other Consideration.  Except as specifically provided in Section
4.1 or elsewhere in this Agreement, Sephora will not have any obligation to pay or provide any other consideration to AAI or any other Person including, without limitation Johns Hopkins. AAI will indemnify, defend and protect Sephora from and against any claim by Johns Hopkins for royalty payments under the Johns Hopkins Agreement.

         4.3 Payment Procedures. With the exception of payment of the Performance Deposit, any amounts due from Sephora hereunder will be paid by company check. The Performance Deposit will be paid by wire transfer of immediately available funds. AAI will provide wire instructions to Sephora concurrently with the execution of this Agreement. With the exception of the Performance Deposit Balance, all amounts due from AAI hereunder will be paid by company check. The Performance Deposit Balance will be paid, if at all, by wire transfer of immediately available funds. Sephora will provide wire instructions to AAI concurrently with the execution of this Agreement.

5. EARN BACK OF PERFORMANCE DEPOSIT

         5.1 Earn Back Right. AAII will return fifty percent (50%) of the Performance Deposit to Sephora within thirty (30) days of the date on which the parties have determined that, based on monthly sales reports generated by Sephora and furnished to AM, the total of the cumulative Net Revenues plus Capital Expenditures equals Thirty Million Dollars ($30,000,000). AAI will return the remaining Performance Deposit to Sephora within thirty (30) days of the date on which the parties have determined that, based on monthly sales reports generated by Sephora and furnished to AAI, the total of the cumulative Net Revenues plus Capital Expenditures equals or exceeds Sixty Million Dollars ($60,000,000).

6. PRODUCTS AND EQUIPMENT

         6.1 Definition of Products. For purposes of this Agreement, the term "Products" will mean the entire assortment of skin care products developed and manufactured by AAI and its representatives during the Term pursuant to the specifications set forth in Section 6.2 below, as the same may be changed, improved and further developed from time to time throughout the Term of this Agreement.

         6.2  Product Specifications.

              ----------------------

              6.2.1 Product Assortment and Lines. The Products will consist of an assortment of cosmetic skin treatments, including but not limited to lotions, creams and gels, for the treatment and management of the skin issues of clients which may be identified by a Qualified Sephora Cast Member using the AAI Equipment and the AAI Methods.

              6.2.2 Product Warranty. Without limiting AAI's indemnification obligations under Section 16.1 hereof, AAI's warranty with respect to the Products sold to Sephora hereunder will be enclosed with the Products and will extend to any purchaser of the Products.

              6.2.3 Branding and Packaging. The packaging for each Product will be designed by AAI at its sole cost and expense. The packaging for every Product will, in any event, prominently feature the AAI name and registered trademark, or any other recognized mark of AAI which invokes the goodwill associated with the AAI name, business and services, and the Johns Hopkins Certification. All Products will be delivered to Sephora conforming to the requirements of this
Section 6.2.3 and Sephora will use only the packaging provided by AAI, other than external packaging materials. Products will be delivered to Sephora "ready to sell" with no further action by Sephora required.

         6.3  Supply of Products to Sephora.

              -----------------------------

              6.3.1 Generally. AAI will supply the Products to Sephora for re-sale by Sephora at the Sephora Retail Stores and the AAI Centers, and from the Website in quantities, and pursuant to the terms and conditions, specified in the Purchase Orders which Sephora will issue to AAI from time to time throughout the Term. AAI will not supply the Products to Sephora at wholesale prices greater than those charged by AAI to any third Person to whom AAI is entitled to supply Products under Section 2.2. Sephora will not alter, modify, add to, or in any way change the Products or the packaging. Sephora may not knowingly sell the Products to dealers, catalogue houses, resellers or distributors without the prior written consent of AAI, which will be in AAI's sole discretion.

              6.3.2 Customer Returns. AAI will reimburse Sephora for customers' returns of Products in accordance with normal cosmetics industry practice.

              6.3.3 Product Obsolescence. In the event that AAI discontinues production of any Product supplied to Sephora, or if Products purchased by Sephora are not sold prior to such

Products' expiration date as specified by AAI on the Product packaging or by Applicable Law, then AAI will reimburse Sephora for the original purchase price of that unsold Product in accordance with normal cosmetics industry practice.

              6.3.4 Testers. AAI will supply testers of the Products at its sole cost and expense in sufficient quantities for certain Products carried by Sephora, in accordance with normal cosmetics industry practice. If, in Sephora's reasonable opinion, sufficient quantities of testers are not provided to Sephora, then Sephora may provide testers out of Product previously purchased from AAI, and AAI agrees to reimburse Sephora for the original purchase cost of such Product.

6.4 Product Recalls. In the event that AAI initiates a recall of a Product, whether voluntarily or in response to a request from the FDA or any other state or federal regulatory authority, AAI will be solely responsible for all costs incurred in connection with such recall including, without limitation, developing contingency plans for a recall, advertising the recall, making follow-up checks to ensure that the recall has been successful, and complying with any requests from the FDA or any other state or federal regulatory authority. AAI must also repurchase all recalled Products from Sephora at the original cost to Sephora within sixty (60) days of initiating the recall.

         6.5  Supply of AAI Equipment to Sephora; Software Interface
              Development.

              ------------------------------------------------------------------

              6.5.1 AAI will supply, at Sephora's cost and expense, all AAI Equipment required to properly furnish AAI Centers. The AAI Equipment will be standard third party equipment inclusive of third party software that is also customized by the equipment manufacturer with AAI's own software including, without limitation, the Software Interface described in Section 6.5.2 below. AAI will evaluate and test the AAI Equipment at least quarterly and will provide software functionality upgrades concurrently with any upgrades of AAI Equipment used in AAI Salons. The cost of software functionality upgrades will be shared equally by Sephora and AAI provided that AAI submits a budget for such upgrades to Sephora in advance and obtains Sephora's consent to such upgrades. In the event of any mechanical failure of the AAI Equipment, Sephora will seek replacement, repair or other remedy from the equipment manufacturer. If Sephora purchases the AAI Equipment from AAI (as opposed to direct from the manufacturer), AAI will transfer all manufacturer warranties to Sephora. In the event of a software failure within the AAI Equipment, Sephora will seek replacement, repair or other remedy from the equipment manufacturer first and then, if no manufacturer solution is available, from AM.

              6.5.2 AAI and Sephora are jointly developing both (i) an integrated diagnostic software platform and user interface to be utilized in performing the AAI Services (the "Software Interface") and (ii) a client relationship management application (the "CRM Application") pursuant to a mutually agreed work plan. The entire development cost for the Software Interface and the CRM Application, as mutually agreed in advance, will be shared jointly by Sephora and AAI. Sephora and AAI will jointly own any and all intellectual property, source code, object code, and trade secrets associated with the Software Interface and the CRM Application and, subject only to any limitations in this Agreement, will have the right to use such intellectual property, source code, object code and trade secrets without restriction or limitation or any compensation to the other party. Each of Sephora and AAI will have the right to retain a complete copy of the source code and object code, as modified and updated from time to time. Sephora will be the sole owner of all Customer Information collected through the Software Interface or the CRM Application as well as the sole owner of any Sephora Intellectual Property captured by or embedded in either the Software Interface or the CRM Application. AAI will be the sole owner of any AAI Intellectual Property and AAI Methods embedded in the AAI Equipment, the Software Interface or the CRM Application. AAI and Sephora will enter into a separate agreement regarding the hosting of the CRM Application on mutually agreeable terms, although it is expected that AAI will initially provide the hosting for the CRM Application until the parties agree that the CRM Application is stable, and then the hosting will be transferred to Sephora or its third party hosting services provider.

7. AAI CENTERS

         7.1 Designation of Sephora Host Stores and Test Centers. Pursuant to its exclusive grant under Section 2.1 hereof, Sephora will construct and operate, at its sole cost and expense, AAI Centers in those present and future Sephora Retail Stores which Sephora selects for such purpose (the "Sephora Host Stores"). In all instances, the selection of a Sephora Host Store will be dependent on Sephora securing the consent of its lessor, if required, to the proposed use of the AAI Center.

              7.1.1 Test Centers. Following the execution of this Agreement, AAI and Sephora will use commercially reasonable efforts to (i) identify, construct and open eight (8) test centers (the "Test Centers") on a schedule mutually agreeable to the parties (which will include at least two (2) Adjacent AAI Facilities). The Test Centers will be constructed and operated in all respects as AAI Centers arid Adjacent AAI Facilities as set forth in Sections 7 and 8 hereof. The location of the Test Centers will be mutually selected by Sephora and AAI but in any event will be representative of all of the Sephora Retail Stores in terms of location, size, sales volume, and revenue. If the parties are unable to agree on the designation of the Test Centers, Sephora will have final authority over such designation (subject to lessor approval as noted above).

         7.2 Construction of AAI Centers. The precise location of any AAI Center within each Sephora Host Store will be determined by Sephora and is subject, in all instances, to the approval of Sephora's lessor. The design and appearance of the AAI Centers, including layout, signage, furniture and fixtures, will utilize the AAI Intellectual Property and the AAJ Equipment, and will be designed by Sephora in consultation with AAI. Notwithstanding such consultation, the final decision on the design and appearance of the AAI Centers will be made by Sephora. All furnishings, fixtures and equipment (including the AAI Equipment) incorporated in the construction of the AAI Centers will be the sole property of Sephora. The construction costs of the AAI Centers as well as the costs associated with supplying each AAI Center with the AAI Equipment will be borne solely by Sephora. All costs of occupancy and operation of the AAI Centers shall be borne solely by Sephora.

         7.3 Operation of AAI Centers. The AAI Centers will be operated as a "store within a store" inside the four-walls of the Sephora Host Store. Each AAI Center will be staffed by one or more Sephora employees who will be trained by AAI to use the AAI Methods and to provide the AAI Services pursuant to Section
7.4 (each, a "Qualified Sephora Cast Member"). Qualified Sephora Cast Members will use the AAI Methods and the AAJ Equipment to provide the AAI Services and to sell the Products. All sales of Products (whether from the AAI Center or from the Sephora Host Store) will be processed at the cash wrap for the Sephora Host Store. Each AAI Center will provide AAI Services only when a Qualified Sephora Cast Member is available.

         7.4  Qualified Sephora Cast Members.

              ------------------------------

              7.4.1 Employment. All Qualified Sephora Cast Members will be employed by Sephora, at its sole cost and expense, and will be subject to Sephora's employment policies and procedures. All hiring and termination decisions with respect to Qualified Sephora Cast Members will be made solely by Sephora. Notwithstanding the foregoing, AAI will provide Sephora with its recruiting guidelines to assist Sephora in hiring Qualified Sephora Cast Members. It is anticipated that Qualified Sephora Cast Members will be able to work interchangeably in the AM Centers and the Sephora Host Stores.

              7.4.2 Training. Each Qualified Sephora Cast Member will be trained by AAI, at AAI's sole cost and expense, to serve as a skin care consultant and salesperson at the AAI Centers and to provide the AAJ Services. The training of the Qualified Sephora Cast Members will be commensurate with the training received by the skin care consultants that service AAJ Salons. To the extent required by Applicable Law, AAI will also pay for and ensure that every Qualified Sephora Cast Member is certified and/or licensed by the appropriate Governmental Body with jurisdiction over the services to be provided by the Qualified Sephora Cast Member at a particular AAI Center. AAI will also provide such additional, continuing training arid certification of the Qualified Sephora Cast Members as is necessary in keeping with AAI's highest standards for concierges at the AAI Salons, as well as such additional training or certification required by Applicable Law. AAI shall have the right, from time to time, to review and inspect the quality of the operations of the AAI Centers by Sephora and the Qualified Sephora Cast Members providing AAI Services to ensure compliance with AAI standards. If re training of the Qualified Sephora Cast Members is required as a result of such compliance review, AAI will provide such training at AAI' s sole cost and expense. Travel costs for training for Sephora's personnel will be the responsibility of Sephora. Travel costs for AAI personnel to train within a Sephora Retail Store will be the responsibility of AAI.

8. ADJACENT AAI FACILITIES

         8.1 Timing; Construction. Sephora and AAI will mutually agree on the timing, placement and quantity of Adjacent AAI Facilities to be constructed and retrofitted, as applicable, adjacent to the designated Sephora Retail Stores. The parties agree that at least two (2) of the Adjacent AAI Facilities will be adjacent to Sephora Host Stores with Test Centers. In furtherance of this objective, Sephora and AAI agree to diligently pursue retail leasing opportunities that would permit the side-by-side operation of a Sephora Retail Store and the Adjacent AAI Facility under separate direct leases for each of the Sephora Retail Store and the Adjacent AAI Facility, if possible. If a single lease for both the Sephora Retail Store and the Adjacent AAI Facility is required, Sephora and AAI will mutually agree as to who the tenant will be under any such lease. The cost of construction or modification to any space for an Adjacent AAI Facility will be charged to AM as provided in Section 8.3 below; provided, however, that any costs specifically associated with constructing the free pass-through for customers between the Sephora Retail Store and the Adjacent AAI Facility will be shared equally by Sephora and AAI. At the request of AAI, Sephora may provide construction services to AAI, at AAI' s cost and expense, if the construction of the Adjacent AAI Facility is coordinated with the construction of the AAI Center.

         8.2 Operation. Sephora and AAI will mutually agree on the specific method of operation for each Adjacent AAI Facility following execution of this Agreement; provided, however, that it is expected that AAI will bear all costs associated with the operation of the Adjacent AAI Facility including, without limitation, (i) the costs of both the trained staff performing salon services at the Adjacent AAT Facilities and any administrative staff, such as salaries, the cost of regulatory compliance or certifications, (ii) leasing and occupancy costs and all other costs of operating the Adjacent AAI Facilities, (iii) inventory and shipping costs, (iv) taxes, and (v) the cost of state and local building code compliance.

         8.3 Adjacent AAI Facility Service Revenue; Monthly Reconciliation. There will be a separate monthly accounting for (i) gross revenue from sales of Products and Third Party Products at the Adjacent AAI Facility ("Adjacent AAI Facility Product Revenue") and (ii) gross revenue from sales of salon services for each Adjacent AAI Facility ("Adjacent AAI Facility Service Revenue") AAI will be entitled to all Adjacent AAI Facility Service Revenue. Sephora will retain all Adjacent AAI Facility Product Revenue. Settlement of amounts due and owing will be made within thirty (30) days of the end of each month. Without limiting the foregoing, AAI will have the right to sell (and retain the entire gross revenue from) certain unique products at the Adjacent AAI Facilities that are specific to or directly associated with the AAI Services offered at the Adjacent AAI Facilities and that do not overlap or compete with either the Products or any Third Party Products carried by Sephora; provided that AAI must submit a listing of such unique products to Sephora in advance of any sales thereof and obtain Sephora's prior approval, which approval will not be unreasonably withheld.

9. SEPHORA ALLIANCE STORES

         9.1 Timing; Construction. Based on the success of the retail alliance contemplated by this Agreement, the parties will consider the appropriateness of constructing a store (a "Sephora Alliance Store") within two (2) AAI Salons to be selected by mutual agreement of the parties (each, an "AAI Host Store") in addition to any Sephora Alliance Store that the parties to choose to construct within AAI Host Stores located in New York, NY and Beverly Hills, CA. Development of the Sephora Alliance Stores is subject in each instance to the approval of AAI's lessor. The size of each Sephora Alliance Store and the assortment to be carried within the Sephora Alliance Store will be mutually agreed by Sephora and AAI. Sephora and AAI may mutually agree on the development and location of additional Sephora Alliance Stores beyond the two (2) Sephora Alliance Stores contemplated by this Section 9.1. Although the placement of the Sephora Alliance Store within the AAI Host Store will be determined by AAI, the appearance and design of each Sephora Alliance Store will be within the sole direction and control of Sephora.

         9.2 Operations; Costs. Each Sephora Alliance Store will be operated exclusively by Sephora under the direction of Sephora employees and will have its own point-of-sale system and cash wrap. At each AAI Host Store, AAI will be solely responsible for leasing and occupancy costs (such as rent, utilities and insurance) and state and- local building code compliance; and Sephora will be responsible for costs associated with Sephora's operations within the Sephora Alliance Store including, without limitation, employee payroll, taxes, inventory costs, construction costs and all in store merchandising costs (the "Sephora Alliance Store Costs"). If Sephora must sublease the space for the Sephora Alliance Store from AAI, such sublease will be in such form as the parties may mutually agree; provided, however, that Sephora will not be obligated to pay AAI for any occupancy costs.

10. PROMOTIONAL CAMPAIGN

         10.1 Ownership. When the first Test Center is ready to open for business to the public, Sephora and AAI will jointly launch a marketing campaign to announce the retail alliance between Sephora and AAI and to advertise the Products and the AAJ Centers. The look, content and other creative elements of such promotions will be mutually agreed to by Sephora and AAI (any such individual element, or all of such elements combined, to be referred to as the "Promotional Campaign"). Notwithstanding the foregoing, Sephora may commence promotion of the Products separate and apart from the Promotional Campaign. During and after the Term, Sephora will be the sole owner of the Promotional Campaign and any intellectual property or proprietary design or copy used in such Promotional Campaign will constitute Sephora Intellectual Property.

         10.2 Provision of Materials. Upon the written request of Sephora, AAI will provide Sephora (at no cost to Sephora) with existing AAI-approved advertising and promotional materials and designs, transfers, negatives, camera-ready artwork or similar material depicting the AAI Intellectual Property used by AAI in the advertisement of its business and services in the Territory for use by Sephora in the Promotional Campaign and in any other marketing or advertising promotions deemed necessary by Sephora to sell the Products. All such advertising and promotional materials furnished by AAI must comply with Applicable Laws.

         10.3 AAI Promotions or Advertising. If AAI desires to use Sephora Intellectual Property in promotions, on its website or in its AAI Salons, AAI must obtain Sephora's prior written approval, such approval not to be unreasonably withheld or delayed.

11. INTELLECTUAL PROPERTY

         11.1 Grant of License to AAI Intellectual Property. Consistent with grant of exclusive rights under Section 2.1, AAI hereby grants to Sephora a royalty-free, non-exclusive, right and license in the United States and Canada irrevocable during the Term to: (a) use, reproduce, perform, display and distribute the AAI logo, associated trademarks and the copyrights in any artwork supplied by AAI to Sephora in connection with this Agreement and the AAI Methods (collectively, the "AAI Intellectual Property") for use by Sephora in marketing materials and other communications promoting the AAI Centers, in the Promotional Campaign, at the AAI Centers, the Sephora Retail Stores or Sephora Alliance Stores, and in the sale of the Products; and (b) subject to AAI's prior written consent, adapt, modify, re-format and create derivative works of any AAI Intellectual Property for use solely as provided in clause (a) above. Sephora may specifically use the AAI Intellectual Property as a source identifier to indicate that AAI is the source and origin of the Products and the AAI Services.

         11.2 Grant of License to Sephora Intellectual Property. Sephora hereby grants to AAI a royalty-free, non-exclusive, right and license in the United States and Canada irrevocable during the Term to (a) use, reproduce, perform, display and distribute the Sephora logo, associated trademarks and the copyrights in any artwork supplied by Sephora to AAI in connection with this Agreement (collectively, the "Sephora Intellectual Property") for use in marketing materials and other communications promoting the Products, the AAI Centers and the Adjacent AAI Facilities; and (b) subject to Sephora's prior written consent, adapt, modify, re format and create derivative works of any Sephora Intellectual Property for use solely as provided in clause
(a) above. AAI may not use the Sephora Intellectual Property as a source identifier to indicate the Sephora is the source or origin of the Products or the AAI Services.

         11.3 Goodwill. AAI acknowledges that any and all goodwill arising from Sephora's use of the AAI Intellectual Property as permitted under Section 11.1 will inure solely and exclusively to the benefit of Sephora, and upon expiration or termination of this Agreement, no monetary amount will be assigned as attributable to any goodwill associated with Sephora's use of the AAI
Intellectual Property. Sephora acknowledges that any and all goodwill arising from AAI's use of the Sephora Intellectual Property as permitted under Section
11.2 will inure solely and exclusively to the benefit of AAI, and upon expiration or termination of this Agreement, no monetary amount will be assigned as attributable to any goodwill associated with AAI's use of the Sephora Intellectual Property.

12. REPRESENTATIONS AND WARRANTIES

         12.1 Representations and Warranties of AAI and Parent. As an inducement to Sephora to enter into this Agreement and to consummate the transactions contemplated in this Agreement and in recognition of the unique relationship between Sephora and AAI created by this Agreement, AAI and Parent, jointly and severally, make the representations and warranties to Sephora set forth in this
Section 12.1; provided, however, that the representation and warranty in Section
12.1.9 will be made if and when AAI delivers the officer's certificate required by Section 4.1.1 hereof.

              12.1.1 Organization and Authority; Beneficial Ownership. AAI is a limited liability company duly organized and existing in good standing under the laws of the State of Delaware. Parent is a corporation duly organized and existing in good standing under the laws of the State of Delaware. AAI has the requisite limited liability company power and authority, to own its properties and assets and to carry on its business as now conducted. AAI has the limited liability company power to execute, deliver and perform this Agreement. Parent has the requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted. Parent has the corporate power to execute, deliver and perform this Agreement. This Agreement and the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of AAT and all necessary corporate action on the part of Parent. This Agreement constitutes the valid and legally binding obligation of AAI and Parent, enforceable against AAI and Parent in accordance with its terms. Attached hereto as Schedule 3 is a listing of all of the current beneficial owners of AAI and their respective Affiliates.

              12.1.2 No Violations. Neither the execution nor delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of AAI's or Parent's obligations hereunder, (i) will violate or conflict with the articles of organization or operating agreement of AAI, or the articles or organization or bylaws of Parent, (ii) will result in any breach of or default under any provision of any material contract or agreement to which AAI or Parent is a party or by which AAI or Parent is bound, or (iii) will result in a violation of any Applicable Laws.

              12.1.3 No Consents. Except for such consents as may be required from the lessors of the space occupied by AAI Host Stores and the obligation to deliver the executed Johns Hopkins Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Body or any other Person is required by or with respect to AAI or Parent in connection with the execution and delivery of this Agreement by AAI and Parent or the consummation by AAI and Parent of the transactions contemplated hereunder.

              12.1.4 Litigation. There is no litigation, proceeding (arbitral or otherwise), claim or investigation of any nature pending or, to the actual knowledge of AAI and Parent, threatened, against AAI or Parent that reasonably could be expected to materially adversely affect the ability of AAI and Parent to perform in accordance with the terms of this Agreement.

              12.1.5 Compliance with Applicable Law. Each of AAI and Parent is in material compliance with all Applicable Laws relating to its business, the Products and the AAI Equipment and neither AAI nor Parent has received any written notice from any Person asserting non-compliance with Applicable Laws. AAI specifically confirms that the Products will be cosmetic products and will be compliant with the rules and regulations of the FDA and consumer protection and labeling requirements in the United States and Canada. AAI also specifically confirms that the Products do not constitute a "drug" under The Food, Drug, and Cosmetic Act because the Products do not cure, treat, mitigate or prevent disease and do not affect the structure or function of the human body.

              12.1.6 No Medical Advice. Neither the AAI Methods nor the AAI Services constitute medical advice to clients or customers of Sephora. The Qualified Sephora Cast Members will not be required or trained by AAI to provide any such medical advice.

              12.1.7 Intellectual Property. AAI owns, or uses under valid and fully paid licenses, all AAI Intellectual Property. There are no claims or demands, and to AAI's actual knowledge, no reasonable basis for any such claim or demand, that any of the AAI Intellectual Property infringes or conflicts in any way with any copyright, patent, trademark, service mark, trade name, trade secret, license, application or other proprietary right or intellectual property of any Person, or makes unauthorized use of any secret process, formula, method, information, know-how of any other Person. With the exception of royalty payments due to Johns Hopkins, AAI is not under any obligation to pay any royalty or other compensation to any Person as a result of, or to obtain approval or consent for, the grant of exclusive rights to Sephora hereunder.

              12.1.8 No Other Existing Rights. AAI has not granted licenses or other rights in the AAI Intellectual Property, the Products, the AAII Methods, the AAI Equipment or the AAI Services to any other Person except as permitted under Section 2.2, and, to AAI's knowledge, none of the AAI Intellectual Property, the Products, the AAT Methods, the AAI Equipment or the AAI Services is being used by any other Person.

              12.1.9 Johns Hopkins Agreement. The Johns Hopkins Agreement is a legally valid and enforceable agreement and is in full force and effect. AAI is not in default under the Johns Hopkins Agreement.

              12.1.10  Product  Warranty.   The  Products  are  manufactured  in
accordance with industry standards and are intended for application to human skin in accordance with the stated instructions. All statements made or information provided by AAI regarding the Products are true and correct in all material respects, including without limitation, statements or information regarding safety, efficacy or ingredients, regardless of where any such statement or information is contained or published (including, without limitation, on the packaging for the Products, in promotional materials or advertising content published or prepared by AAI, in Product descriptions, or in ingredient lists). None of the Products, or the formulations thereof, infringe or conflict in any way with any copyright, patent, trademark service mark, trade name, trade secret, license, application or other proprietary right or intellectual property of any Person or make unauthorized use of any secret process, formula, method, information, or know-how of any other Person.

         12.2 Representations and Warranties of Sephora. As an inducement to AAI to enter into this Agreement and to consummate the transactions contemplated in this Agreement, Sephora represents and warrants to AAI as follows:

              12.2.1 Organization and Authority. Sephora is a limited liability company duly organized and existing in good standing under the laws of the State of Delaware. Sephora has the requisite limited liability company power and authority, to own its properties and assets and to carry on its business as now conducted. Sephora has the limited liability company power to execute, deliver and perform this Agreement. This Agreement and the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Sephora. This Agreement constitutes the valid and legally binding obligation of Sephora, enforceable against Sephora in accordance with its terms.

              12.2.2 No Violations. Neither the execution nor delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of Sephora's obligations hereunder, (i) will violate or conflict with the articles of organization or operating agreement of Sephora, (ii) will result in any breach of or default under any provision of any material contract or agreement to which Sephora is a party or by which Sephora is bound, or (iii) will result in a violation of any Applicable Laws.

              12.2.3 No Consents. Except for such consents as may be required from the lessors of the space occupied by Sephora Host Stores, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Body or any other Person is required by or with respect to Sephora in connection with the execution and delivery of this Agreement by Sephora or the consummation by Sephora of the transactions contemplated hereunder.

              12.2.4 Litigation. There is no litigation, proceeding (arbitral or otherwise), claim or investigation of any nature pending or, to Sephora's actual knowledge, threatened, against Sephora that reasonably could be expected to materially adversely affect Sephora's ability to perform in accordance with the terms of this Agreement.

              12.2.5  Compliance  with  Applicable  Law.  Sephora is in material compliance with all material Applicable Laws relating to Sephora's business and Sephora has not received any written notice from any Person asserting non-compliance with Applicable Laws.

              12.2.6  Intellectual  Property.  Sephora owns, or uses under valid and fully paid licenses, all Sephora Intellectual Property. There are no claims or demands, and to Sephora's actual knowledge, no reasonable basis for any such claim or demand, that any of the Sephora Intellectual Property infringes or conflicts in any way with any copyright, patent, trademark, service mark, trade name, trade secret, license, application or other proprietary right or intellectual property of any Person, or makes unauthorized use of any secret process, formula, method, information, know-bow of any other Person. Sephora is not under any obligation to pay any royalty or other compensation to any Person as a result of, or to obtain approval or consent for, the grant of rights to AAI hereunder.

13. ADDITIONAL COVENANTS

         13.1 Prestige Operations. To preserve the goodwill associated with the Sephora Intellectual Property and the AAI Intellectual Property, at all times throughout the Term of this Agreement, AAI and Sephora, as applicable, will operate the Sephora Retail Stores, the Sephora Host Stores, the AAI Center, the Sephora Alliance Stores, the Adjacent AAI Facilities, and the AAI Host Stores in a "first-class" manner consistent with the overall prestige image, design and decor of each type of retail or service outlet.

         13.2 Deliveries by AAI. Concurrently with its execution of this Agreement, AAI will deliver to Sephora (i) evidence that AAI is in good standing in the State of Delaware, (ii) wire instructions for the Performance Deposit, and (iii) a legal opinion from counsel to AAI containing the opinions set forth in Exhibit B-i attached hereto and incorporated herein by this reference.

         13.3 Accounting Audit Rights. Within fifteen (15) days after the end of each month during the Term of this Agreement, Sephora will issue a report to AAI that details for the prior month (and cumulatively year-to-date) the calculation of Net Revenue, Capital Expenditures, Adjacent AAI Facility Product Revenue, Adjacent AAI Facility Service Revenue, and net profit from Sephora Alliance Stores calculated in accordance with Schedule 4 attached hereto and incorporated herein by this reference. AAI (and its professional advisors, if applicable) will be entitled to examine the accounting books and records of Sephora during normal business hours that pertain specifically to these calculations and Sephora will provide sufficient access to enable AAI to verify the accuracy of the calculated amounts. AAI will be responsible for the costs of such examination; provided, however, that (i) if AAI discovers an underpayment by Sephora of amounts owed under this Agreement that exceeds 10% of the amount actually owed, the costs of the audit will be paid by Sephora, and (ii) if AAI thereafter discovers a second underpayment by Sephora of amounts owed under this Agreement that exceeds 5% of the amount actually owed, Sephora will bear the cost of that audit and all subsequent audits by AAI.

         13.4 Ownership of Customer Information As provided in Section 6.5.2 above, Customer Information will be owned solely by Sephora, both during the Term and following the Termination Date. Sephora may use Customer Information for any commercial purpose, so long as such use is in accordance with Applicable Law. From time to time during the Term, Sephora will agree to share Customer Information with AAI for the following limited purposes: (a) AAI may use aggregate Customer Information collected from the Software Interface or CRM Application that reflects summary or aggregate condition and treatment information for client populations to further refine and develop the AAI Methods, the AAI Equipment and the Products; and (b) AAI may use Customer Information that contains personally identifiable information for individual clients but only to the extent reasonably necessary for AAI to provide services to that specific client at an Adjacent AAI Facility. On the Termination Date, AM must return to Sephora all copies (whether in electronic or paper format) of Customer Information and must immediately cease all use of Customer Information. Sephora will hold AAI harmless from, and indemnify AAI against, any Claim arising from any use of Customer Information in violation of Applicable Law.

         13.5 Parent Guaranty. As an additional inducement to Sephora to enter into this Agreement, Parent hereby unconditionally and irrevocably guarantees the performance by AAI of its obligations hereunder including, if applicable, the payment of the Performance Deposit Balance. The obligations of Parent under this guaranty will automatically terminate on the date on which AAI's obligations under this Agreement have been performed and satisfied in full. Parent agrees that, without the consent of Parent and without affecting any of the obligations of Parent under this guaranty: (a) AAI and Sephora may amend, compromise, release or otherwise alter any term, covenant or condition of this Agreement, and Parent guarantees and promises to perform all obligations of AAI under this Agreement as so modified, amended, compromised, released or altered;
(b) Sephora may exercise, not exercise, impair, modify, limit, destroy or suspend any right or remedy under this Agreement; and (c) Sephora or any other person acting on Sephora's behalf may deal in any manner with AAI. This is a continuing guaranty and Parent waives the benefit of the provisions of section 2815 of the California Civil Code. Parent waives and agrees not to assert or take advantage of: (x) any right to require Sephora to proceed against AAI or any other person or to pursue any other remedy before proceeding against Parent;
(y) any right or defense that may arise by reason of AAI being Incapacitated; and (z) any right or defense arising by reason of the absence, impairment, modification, limitation, destruction or cessation (in bankruptcy, by an election of remedies, or otherwise) of the liability of AAI, of the subrogation rights of Parent, or of the right of Parent to proceed against AAI for reimbursement. Without limiting the generality of the foregoing, Parent waives the benefit of the provisions of sections 2809, 2810, 2819, 2845, 2849 and 2850 of the California Civil Code and any similar or analogous statutes of California or any other jurisdiction. In addition, Guarantor waives and agrees not to assert or take advantage of any right or defense based on the absence of any or all presentments, demands (including demands for performance), notices (including notices of adverse change in the financial status of AAI or other facts that increase the risk to Parent, notices of nonperformance, and notices of acceptance of this guaranty), and protests of each and every kind. Until AAI's obligations under this Agreement are fully performed, Parent shall have no right of subrogation against AAI by reason of any payments or acts of performance by Parent; and subordinates any liability or indebtedness of AAI now or hereafter held by Parent to AAI' s obligations under, arising out of, or related to this Agreement. The liability of Parent and all rights, powers and remedies of Sephora under this guaranty relating to this Agreement are cumulative and not alternative, and such rights, powers and remedies are in addition to all rights, powers and remedies given to Sephora by law or in equity.

         13.6 Notification of Events. If there is a Change of Control, a change in management as described in Section 3.3.5, or if the Johns Hopkins Agreement is terminated, AAI must give written notice to Sephora within forty-eight (48) hours after the occurrence of such event. A failure to give such notice will be a material breach of this Agreement.

14. CONFIDENTIALITY; NON-COMPETITION

         14.1 Confidentiality.

              ---------------

              14.1.1 Definition of Confidential Information. Each of AAJ and Sephora acknowledge and agree that a party (the " Party" may disclose to the other party (the " Party" certain confidential and proprietary business information and trade secrets, including, without limitation, the following categories of information, methods, techniques, procedures and specialized knowledge which is not in the possession of third parties other than as a result of the unauthorized disclosure thereof or pursuant to an obligation of confidentiality with respect thereto (the "Receiving Information") (i) the AAI Intellectual Property or the Sephora Intellectual Property, as applicable; (ii) methods, techniques, equipment, specifications, standards, policies, procedures, information, concepts, drawings, models and systems relating to the establishment and operation of a Sephora Retail Store or an AAI retail store, as applicable; (iii) marketing and promotional programs including the Promotional Campaign; (iv) information concerning suppliers, manufacturing and sales of the Products, operating results, financial performance and other financial date; (v) sales data and information concerning customer preferences and materials and supplies; (vi) employee selection procedures, training and staff and (vii) the terms of this Agreement. Confidential Information may be contained in tangible materials, such as drawings, data, specifications, reports and computer programs, or may be in the nature of unwritten knowledge.

              14.1.2 Use of Confidential Information. A Disclosing Party will disclose to the Receiving Party such Confidential Information as is reasonably required from time to time for the sale of the Products and the operation of the AAI Centers, the Adjacent AAI Facilities and the Sephora Alliance Stores. Neither the Receiving Party nor any other Person will acquire by or through the Receiving Party any interest in or right to use the Confidential Information, other than the Receiving Party's right to use the Confidential Information to perform its obligations under this Agreement, and the use or duplication of the Confidential Information in any other business would constitute an unfair method of competition with the Disclosing Party. The Receiving Party will not disclose the Confidential Information to any Person other than its employees or agents and then only to the extent reasonably necessary for the Receiving Party to perform its obligations under this Agreement. The Receiving Party acknowledges and agrees that the Confidential Information is confidential to and a valuable asset of the Disclosing Party, is proprietary, includes trade secrets of the Disclosing Party, and is disclosed to the Receiving Party solely on the condition that the Receiving Party and its employees who have access to the Confidential Information (i) will not use the Confidential Information in any other business or capacity, (ii) will maintain the confidentiality of the Confidential Information in accordance with the terms of this Agreement, (iii) will not make unauthorized copies of any portion of the Confidential Information, and (iv) will adopt and implement reasonable procedures to prevent the unauthorized use or disclosure of the Confidential Information.

              14.1.3 Permitted Disclosures. The restrictions on disclosure and use of the Confidential Information will not apply to the following: (i) information that has become generally available to the public other than as a result of unauthorized disclosure by the Receiving Party; (ii) information that becomes available to the Receiving Party on a non- confidential basis from a third Person having no obligation of confidentiality to the Disclosing Party; and (iii) information that is required to be disclosed by Applicable Law, judicial order or pursuant to any listing application with, or the rules or regulations of, any securities exchange on which the securities of the Receiving Party is listed or traded; provided, however, the Receiving Party will notify the Disclosing Party as promptly as practicable (and, if possible, prior to making such disclosure) and will use its reasonable best efforts to limit the scope of such disclosure and seek confidential treatment of the information disclosed.

              14.1.4  Specific  Performance.  In the  event of a breach  of this
Section 14 by the Receiving Party, the parties acknowledge that such breach will result in irreparable harm and continuing damage to the Disclosing Party, that money damages will not adequately compensate the Disclosing Party for any such breaches, and that the Disclosing Party therefore would not have an adequate remedy at law. As a result, the Disclosing Party may, in addition to any other remedies at law or in equity, seek to obtain an injunction before a court of competent jurisdiction, including temporary and immediate relief (without notice to the Receiving Party) and permanent relief specific performance and/or other equitable relief to prevent the violation of any obligation under this Section 14.

         14.2 Non-Competition. During the Term of this Agreement, neither Sephora, nor any of its Affiliates, will, without the written consent of AAI:

              14.2.1 allow any third Person to provide diagnostic services with respect to skin care that are substantially similar to the AAI Services or utilize diagnostic methods with respect to skin care that are substantially similar to the AAI Methods, within the Sephora Retail Stores or in any other location in which Sephora has an interest; and

              14.2.2 directly or indirectly provide diagnostic services with respect to skin care that are substantially similar to the AAI Services or utilize diagnostic methods with respect to skin care that are substantially similar to the AAI Methods.

15.      INSURANCE

         15.1 AAI Insurance Obligations. As (i) the manufacturer of the Products and the AAI Equipment, (ii) the party responsible for the training of the Qualified Sephora Cast Members, and (iii) the owner and operator of the Adjacent AAI Facilities and AAI Salons (in which Sephora Alliance Stores will be located) AAI will obtain, within thirty (30) days after execution of this Agreement, and will maintain in full force and effect at all times during the Term and for a period of twelve (12) months thereafter, at AAI's sole expense, the following minimum insurance policies from insurers rated A- VIII by A.M. Best protecting AAI, Sephora and their respective Affiliates, officers, directors, partners, members, agents and employees:

              15.1.1 Commercial General, Umbrella and/or Excess Liability Insurance with limits of at least Four Million Dollars ($4,000,000) in the aggregate and Two Million Dollars ($2,000,000) per occurrence; such insurance will include, but not be limited to, products, products/completed operations, professional liability, bodily injury, personal injury, broad form property damage and broad form contractual; and

              15.1.2 Workers' Compensation Insurance with such minimum limits as may be required by law.

         15.2 Sephora Insurance Obligations. As the owner and operator of the Sephora Retail Stores (including the AAI Centers) and the Sephora Alliance Stores, Sephora will obtain within thirty (30) days after execution of this Agreement and will maintain in full force and effect at all times during the Term and for a period of twelve (12) months thereafter, at Sephora's sole expense, the following minimum insurance policies from insurers rated A- VIII by A.M. Best protecting Sephora, AAI and their respective Affiliates, officers, directors, employees, agents and representatives:

              15.2.1 Commercial General, Umbrella and/or Excess Liability Insurance with limits of at least Four Million Dollars ($4,000,000) in the aggregate and Two Million Dollars ($2,000,000) per occurrence; such insurance will include, but not be limited to, products, products/completed operations, bodily injury, personal injury, broad form property damage and broad form contractual; and

              15.2.2 Workers' Compensation Insurance with such minimum limits as may be required by law.

         15.3 Policy Information. Without limiting the generality of the foregoing, each of AAI and Sephora will ensure that such policies contain a waiver of subrogation against the other party and its Affiliates and will name the other party and its assignees as additional insureds. Neither AAI nor Sephora will materially modify or terminate any coverage without giving at least thirty (30) days' prior written notice to the other party. Upon request from the other party, AAI or Sephora, as applicable, will furnish certificates of insurance and such other documentation relating to such policies as the other party may reasonably request. The insurance requirement under this Section 15 will not serve as a limitation on the indemnification obligations under Section 16.

16.      INDEMNIFICATION

         16.1 Indemnification Obligation. Each party (as applicable, the "Indemnifying Party") will defend, indemnify and hold harmless the other party (the "Indemnified Party") and its Affiliates (and their respective officers, directors, employees, agents and representatives) to the fullest extent permitted by law from and against any and all Claims and Liabilities arising out of any Claim, to the extent such Claim is based on any of the following:

              16.1.1 any actual or alleged breach of the Indemnifying Party's representations or warranties or its obligations under this Agreement;

              16.1.2 any actual or alleged infringement of any intellectual property rights of any other Person by any items or materials provided by the Indemnifying Party under this Agreement;

              16.1.3 in the case of AAI as the Indemnifying Party, the manufacture, distribution and use of the Products; the manufacture and use of the AAI Equipment; the application of the AAI Methods; the provision of the AAI Services; the training of the Qualified Sephora Cast Members; the referral by the Qualified Sephora Cast Members of clients to medical or dental doctors; the operation of the AAI Salons, AAI Host Stores and the Adjacent AAI Facilities; the Promotional Campaign; and the use of the Johns Hopkins Certification;

              16.1.4 in the case of Sephora as the Indemnifying Party, the operation of the Sephora Retail Stores and the Website, the construction and operation of the AAI Centers and the Sephora Alliance Stores, the Promotional Campaign, or the offer, sale or return of the Products and any Third Party Products.

In the event of a Claim arising from the actual or alleged contributory negligence of both the Indemnified Party and the Indemnifying Party, AAI and Sephora will share liability in proportion to their actual negligence, as determined by a court of competent jurisdiction. No Indemnified Party will be entitled to indemnification for its own gross negligence or willful misconduct. In the event that the Indemnified Party is independently awarded its costs or any other sums in connection with any Claim against which it is entitled to indemnification pursuant to this Section 16.1, the Indemnifying Party's financial obligation to the Indemnified Party in respect of such Claim will be reduced by the amount of any sums actually paid to the Indemnified Party.

         16.2 Procedure. In connection with any Claim for which indemnification is sought under Section 16.1, the Indemnified Party will (a) give the Indemnifying Party prompt written notice of the Claim, (b) cooperate with the Indemnifying Party (at the Indemnifying Party's expense) in connection with the defense and settlement of the Claim, and (c) permit the Indemnifying Party to control the defense and settlement of the Claim (except as provided below); provided, that the Indemnifying Party may not settle the Claim without the Indemnified Party's prior written consent (which will not be unreasonably withheld). Further, the Indemnified Party (at its cost) may participate in the defense and settlement of the Claim with counsel of its own choosing.

         16.3 Limitation on Liability. EXCEPT TO THE EXTENT ENCOMPASSED WITHIN A THIRD PARTY CLAIM INDEMNIFIED AGAINST PURSUANT TO THIS SECTION 16, AND NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, NEITHER AAI NOR SEPHORA WILL BE LIABLE TO THE OTHER (OR ANY SUCCESSORS AND ASSIGNS) FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSS, DAMAGE, COST OR EXPENSE OF ANY KIND OR NATURE WHATSOEVER, WHETHER ARISING UNDER CONTRACT, TORT, EQUITY OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR OF CONTRACTS, LOSS OF OPERATION TIME, LOSS OF GOODWILL, OR LOSS OF ANTICIPATED PROFITS OR EXPECTED SAVINGS, EVEN IF A PARTY HAS BEEN ADVISED, KNEW OR SHOULD HAVE KNOWN OF THEIR POSSIBILITY. FOR THE PURPOSES OF THIS SECTION 16.3, "LOSS" INCLUDES A PARTIAL LOSS OR REDUCTION IN VALUE, AS WELL AS A COMPLETE OR TOTAL LOSS.

         16.4  Survival.  The right to seek  indemnification  for a Claim  under
Section 16.1 will survive the Termination Date for a period equal to the applicable statute of limitations for such Claim plus sixty (60) days.

17.      MISCELLANEOUS

         17.1 Notices. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement will be in writing and will be deemed to have been duly given (a) if delivered personally, when received, (b) if transmitted by telecopier, upon receipt of a transmittal confirmation, (c) if sent by registered airmail, return receipt requested, postage prepaid, on the sixth business day following the date of deposit in the mail or (d) if by international courier service, on the second business day following the date of deposit with such courier service, or such earlier delivery date as may be confirmed to the sender by such courier service. All such notices, requests, demands and other communications will be addressed as follows:

                  if to AAI or Parent:

                  422 Sunset Road
                  West Palm Beach, FL 33401
                  Attention: President
                  Telecopier No.: (561) 802-4181

                  with a copy to:

                  Jenkens & Gilchrist Parker Chapin LLP
                  405 Lexington Avenue
                  New York, New York 10174
                  Telecopier No.: (212) 704-6160
                  Attention: Edward R. Mandell

                  if to Sephora:

                  Sephora USA LLC
                  525 Market Street, 11 Floor
                  San Francisco, CA 94105
                  Attention: Chief Financial Officer
                  Facsimile: (415) 284-3432

                  with a copy to:

                  Carol Kerr, Esq.
                  Folger Levin & Kahn LLP

                  1900 Avenue of the Stars, Suite 2800
                  Los Angeles, California 90067
                  Facsimile: 310-556-3770

or to such other address or telecopy number as any party will have specified by notice in writing to the other parties; provided, however any such notice of change of address or telecopy number will be effective only upon receipt.

         17.2 Dispute Resolution.

              ------------------

              17.2.1 If any dispute arises relating to the performance of any party under this Agreement that the parties are unable to resolve in the ordinary course of business (a "Dispute"), the parties will use good-faith efforts to resolve the matter in accordance with this Section 17.2 prior to instituting any mediation or arbitration proceeding in connection therewith; provided, however, that nothing herein will require a party to forego or delay the institution of any proceeding to seek equitable or injunctive relief to stop or prevent any breach of this Agreement if it would be irreparably harmed by any delay in seeking such relief.

              17.2.2 In the event of any Dispute, within five (5) business days following the written request of a party (which will describe the nature of the Dispute and other relevant information), the parties' executives or managers who are responsible for managing the relationship created by this Agreement will meet to resolve the Dispute at a mutually convenient time and place. If such relationship managers are unable to resolve the Dispute within five (5) business days following their initial meeting, they will refer the matter to the parties' Chief Executive Officers (or designees of such Chief Executive Officers who have the authority to resolve the Dispute), together with a written statement (or statements) describing the nature of the Dispute and other relevant information. Within five (5) business days following the referral of the matter to the Parties' Chief Executive Officers (or their designees), the Chief Executive Officers (or their designees) will meet to resolve the Dispute at a mutually convenient time and place. Additional representatives of the parties (but not their relationship managers) may be present at the meeting. If the Chief Executive Officers (or their designees) are unable to resolve the Dispute within five (5) business days following their initial meeting (or such later date as they may agree), the parties will be free to seek arbitration of the Dispute pursuant to Section 17.2.3. Any resolution of any Dispute reached under this
Section 17.2.2 will be reduced to writing and signed by the parties. During any Dispute resolution procedure conducted under this Section 17.2.2, the parties will diligently perform all obligations hereunder that are not directly related to the Dispute.

              17.2.3 Any Dispute arising out of or related to this Agreement that the parties are unable to resolve in accordance with Section 17.2.2 must then be referred to non-binding mediation in San Francisco, California before proceeding with binding arbitration under Section 17.2.4 below. The mediation will be conducted by a single mediator who must be a person experienced in negotiating, making and consummating retail agreements and who will be mutually selected by AAI and Sephora. Mediation fees, if any, will be divided equally among the parties involved.

              17.2.4 Except as otherwise provided to the contrary below, any Dispute arising out of or related to this Agreement that the parties are unable to resolve by mediation in accordance with Section 17.2.3 will be settled by binding arbitration in San Francisco, California by a single arbitrator who must be a person experienced in negotiating, making and consummating retail agreements and will be mutually selected by AAI (on behalf of itself and Parent) and Sephora. If the parties cannot agree on the selection of an arbitrator, an arbitrator will be chosen by the American Arbitration Association. The rules of arbitration will be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties may agree upon at the time, except that each party will have the right to conduct discovery in a manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts in California. If there is any conflict between those Rules and the provisions of this Section 17.2.4, the provisions in this Section 17.2.4 will prevail. The arbitration will be administered by the arbitrator and not by any outside organization or body. The arbitrator will be bound by and will strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrator will make a good faith effort to apply substantive applicable law, but an arbitration decision will not be subject to review because of errors of law. The arbitrator will be bound to honor claims of privilege or work- product doctrine recognized at law, but the arbitrator will have the discretion to determine whether any such claim of privilege or work-product doctrine applies. The arbitrator's decision will provide a reasoned basis for the resolution of each dispute and for any award. The arbitrator will not have power to award damages in connection with any Dispute in excess of actual compensatory damages and will not multiply actual damages or award consequential or punitive damages. Each party will bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties will share equally the fees and expenses of the arbitrator. Except as expressly limited in this Section 17.2.4, the arbitrator will have power and authority to award any remedy or judgment that could be awarded by a court of law in San Francisco, California. The award rendered by arbitration will be final and binding upon the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States.

         17.3 Relationship Among Parties.

              --------------------------

              17.3.1 The parties acknowledge and agree that this Agreement does not create a fiduciary relationship among any of them; that each of Sephora and AAI will be an independent contractor to the other; and, that nothing in this Agreement is intended to constitute any party a joint venturer, agent, legal representative, subsidiary, partner, employee or servant of any other for any purpose whatsoever.

              17.3.2 The parties acknowledge and agree that nothing in this Agreement authorizes any party to make any contract, agreement, warranty or representation on any other party's behalf, or to incur any debt or other obligation in any other party's name; and that none of the parties will in any event assume liability for, or be deemed liable hereunder as a result of, any such action; nor will any party be liable by reason of any act or omission of any other party in any other party's operations hereunder, or for any claim or judgment arising therefrom against such other party.

         17.4 Amendments; Waivers. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived only by a written instrument signed by AAI (on behalf of itself and Parent) and Sephora, or, in the case of a waiver, by the party waiving compliance. Except where a specific period for action or inaction is provided herein, no delay, waiver, omission or forbearance on the part of a party to exercise any right, option, duty or power hereunder will constitute a waiver thereof. Neither any waiver of any such right, option, duty or power, nor any single or partial exercise thereof, will preclude any further exercise thereof or the exercise of any other such right, option, duty or power.

         17.5 Entire Agreement. This Agreement (including the Exhibits hereto) and the other documents referred to herein constitute the entire, full and complete Agreement between AAI,

Sephora and Parent concerning the subject matter hereof, and supersede all prior agreements, no other representations having induced either Sephora, AAI or Parent to execute this Agreement.

         17.6 Severability. If any part of this Agreement will be invalid or unenforceable, such invalidity or unenforceability will not affect the validity and enforceability of the remaining portions.

         17.7 No Assignment; No Third Party Beneficiaries. This Agreement may not be assigned by a party to any Person, including an affiliate, without the prior written consent of the other parties, which consent may be conditioned or withheld in the sold discretion of such consenting parties. Except as expressly provided to the contrary in this Agreement, nothing in this Agreement is intended, nor will be deemed, to confer upon any person or legal entity other than Sephora, AAI, Parent and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

         17.8 Survival. All provisions of this Agreement that, by their terms or intent, are designed to survive the expiration or termination of this Agreement, will so survive the expiration and/or termination of this Agreement.

         17.9 Governing Law; Submission to Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of California, without regarding to principles of conflicts of laws.

         17.10 Expenses. Each of AAI, Parent and Sephora will pay its own costs and expenses (including attorneys' fees) that it incurs in connection with the negotiation and execution of this Agreement.

         17.11 Force Majeure. No party will be liable for or be considered to be in breach of or in default under this Agreement (other than for failure to make payment when due) on account of any delay or failure to perform as required by this Agreement as a result of any cause or condition beyond its reasonable control, including, but not limited to: fire, explosions, earthquakes, storms, flood, wind, drought and acts of God or the elements; court orders; acts, delays and failures to act by civil, military or other governmental authority; strikes, lockouts, labor disputes, riots, insurrections, terrorism, sabotage and war; breakdown or destruction of, or damage or casualty to, any equipment, facilities or other property, unavailability of materials, supplies, parts, equipment, personnel or other necessary items; and interruption, suspension, curtailment or other disruption of utilities ( Majeure") To the extent that a party's performance is delayed or prevented by Force Majeure, the delayed party will notify the other parties of the conditions for invoking Force Majeure and will provide its best estimate of the time by which performance can be re-commenced. In the event that Force Majeure continues for more than forty-five (45) days, at the non-delaying parties' option, it may, by written notice delivered during the Force Majeure, elect to either: (a) terminate the Term by written notice to the delaying party; or (b) elect to extend the Term by a number of days equal to the Force Majeure.

         17.12 Counterparts Facsimile Signatures. This Agreement may be executed in one or more counterparts each of which will be an original and all of which, when taken together, will constitute one and the same instrument. Delivery of any signatures hereto may be accomplished by facsimile or email and signatures so delivered will be treated in all respects as original signatures.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Retail Alliance Agreement as of the date first above written.

SEPHORA USA, LLC                                    ADVANCED AESTHETICS, LLC

     /s/ Patrick Murray                                 /s/ Andrew Lipman
By:_____________________________                    By:_________________________
     Name                                                 Name


     CFO                                                  President
Its: _____________________________                  Its: _______________________


                                                    ADVANCED AESTHETICS, INC.

                                                       /s/ Andrew Lipman
                                                    By:_________________________
                                                          Name


                                                          President
                                                    Its: _______________________

EXHIBITS

--------

Exhibit A:        Form of Sephora Purchase Order

Exhibit B-1:      Form of Legal Opinions from AAI Counsel (at execution)

Exhibit B-2:      Form of Legal Opinion from AAI Counsel (upon execution of
                  Johns Hopkins Agreement)

Exhibit C:        Draft of Johns Hopkins Agreement as of November , 2004


SCHEDULES

---------

Schedule 1:       Listing of AAI Equipment

Schedule 2:       Description of AAI Services

Schedule 3:       Listing of AAI Beneficial Owners and Affiliates

Schedule 4:       Net Profit Calculation for Sephora Alliance Stores

                                    EXHIBIT A

                                    ---------

                         FORM OF SEPRORA PURCHASE ORDER

                         ------------------------------

                     TERMS AND CONDITIONS OF PURCHASE ORDER

         ALL PURCHASE ORDERS ISSUED BY SEPHORA USA, LLC OR ANY OF ITS SUBSIDIARIES OR AFFILIATES (EACH RESPECTIVE A "BUYER" SHALL BE SUBJECT TO THESE TERMS AND CONDITIONS.

         1. Order Subject to these Terms and Conditions. This purchase order (this "Order") is issued by the Buyer for purchase of the goods described on the face hereof (the "Goods") and shall be subject to and performed in accordance with these Terms and Conditions, which, together with she terms stated on the face hereof, constitute the entire agreement between the Buyer and the Seller. Any provision included by the Seller in any acceptance or confirmation of this Order or other communication which is at variance from the terms hereof shall be ineffective as a modification hereof unless specifically accepted in writing by the Buyer. The Buyer will not accept and will not pay for any substitutions of items. All substituted items will be shipped back at Supplier expense.

         2. Time of Delivery. The time or times specified on the fare hereof for delivery shall be of the essence. If delivery is not timely made or is tendered in advance of the scheduled delivery date, the Buyer may refuse to accept the Goods.

         3. Shipping Instructions. The Seller must follow site shipping instructions specified on the face of this Order. Goods shall be prepared for shipment in a manner that is in accordance with standard commercial practice and is adequate to ensure safe arrival of the Goods to a designated destination. If the shipping instructions on the face of this Order are not followed, a charge back will be made for any resulting excess its shipping costs.

         4. Documentary, Marketing and Labelling Requirements.

              -------------------------------------------------

              (a) Import/Export Requirement Generally. At the Seller's sole cost and expense, the Seller shall secure all required government approvals and shall comply with any and all governmental requirements (including but not limited to quotas, visas, certificates of origin, permits, declarations, licenses, health and purity certificates) necessary for lawful expert of the Goods from the country of origin or country of manufacture and subsequent importation into the country of destination. The Seller shall be liable for detention or refusal of entry of Goods if they are shipped without proper documentation. Such Goods which cannot be imported into the country of destination without delay may, at the Buyer's option, be returned to the Seller at the Seller's expense.

              (b) Particular Documentation to be Dispatched at Time of Shipment of Goods

              (i) AIR Shipments: Attach to the air waybill addressed to the "SHIP TO" location:

                           (A) 2 copies of signed invoice;

                           (B) 2 copies of packing list; and

                           (C) 4 copies of CE 7512 Withdrawal for Transportation
                  (or successor form), showing this Order number within the body or text (For shipment to USA only).

              (ii) OCEAN Shipments: Airmail to the "SHIP TO" location:

                           (A) 2 copies of the signed invoice;

                           (B) 2 copies of packing list; and

                           (C) 2 original bills of lading.

              (iii) IN ADDITION to the above documents, for both OCEAN and AIR shipments: Airmail to the "BILL TO" location:

                           (A) 2 copies of signed invoice;

                           (B) 1 original bill of lading or original sir waybill; and

                           (C) 1 copy of packing list.

              (c) Other Special Requirements.

              (i) Perfume and Cosmetics. All perfume and cosmetics shipped to the United States, Guam and other U.S. territories or possessions must meet FDA requirements.

              (d) Bills of  Lading.  The  Seller  must  indicate  on the bill of lading the complete routing, Order number, department number, place or delivery as shown on face of this Order, case or package number, separated weight for each classification or commodity shipped, proper description of articles shipped according to the applicable tariff or classification (including the showing of' released or declared valuation when rates are conditioned on such valuation), and whether articles are "knocked down" or "set up." The Seller shall not list Goods on the bill of lading under general terms such as "clothing," "dry goods," "electrical appliances," etc. The Seller shall list all items of Goods in specific classification or tariff-descriptive terms such as "Cotton Sheets," "Electrical Iron," "Electrical Ventilating Stand," etc., or other tariff-descriptive terms according to the type of Goods shipped. Documents must be prepared in English for U.S. Territories.

              (e) Markings. The Seller shall (i) mark Order numbers on invoices, packing slips, bills of lading, container detail sheets on all cases sod packages; (ii) show the complete routing weight, commodity and case or package numbers; and (iii) mark each container to show the total number of cases or containers covered by each bill of lading.

              (f) Invoices. The original invoice mutt be signed and stamped with the Seller's Company stamp. The true cost of all samples, factices, testers, dummy bottles, display stands or any other advertising material being sent separately or together with other goods must be shown on the invoices and processed to the same manner as the other goods, whether charged to Buyer or not. For U.S. Customs purposes, all commercial invoices must (a) list the name of a responsible employee of the seller, who has or can readily obtain knowledge of the Order; (b) identify the country of origin of the Goods; and (c) show separately all Goods and service provided for the production of the Goods which are not included in the invoice price, excluding Goods and services furnished in the U.S.A. invoice must describe merchandise in English for Goods arriving in the United States per U.S. Customs Regulation 141 Subpart F, directive 3590-01 (May 1989).

         5. No Insurance. Unless otherwise instructed in writing by the Buyer, the Seller shall not provide and shall not be entitled to charge the Buyer for insurance coverage with respect to the Goods.

         6. Representations and Warranties. The Seller hereby represents and warrants that the Goods shall; (a) be free from defects to design, workmanship and materials, including but not limited to defects potentially hazardous to life or property; (b) comply with, and where required, be registered under, any applicable laws, regulations, codes, orders and ordinances of the country of destination, as well as any state, territory, possession, locality or subdivision thereof; (c) not infringe or encroach upon any third parties' personal, contractual or property rights, including, without limitation, patents, trademarks, tradenames, copyrights, rights of privacy, or trade secrets; (d) not violate any governmental law, regulation or ordinance by reason of their manufacture, sale, delivery or use; and (e) conform to all specifications furnished to the Seller, all descriptions set forth on the face of this Order, and/or any samples of the Goods. The Sellers' representations and warranties hereunder, whether express or implied, shall continue to apply after delivery of the Goods to the Buyer and after the Goods are inspected, accepted, paid for, resold, repacked or repackaged.

         7. Inspection; Defective or Non-Conforming Goods. The Buyer shall have the right, at the Buyers' option at any time, to inspect the Goods, including any sample thereof, before accepting delivery. If the Goods are defective or fail to conform in all respects with the Seller's representations and warranties as set forth in Section 6, have been shipped in variation of the quantities ordered, substituted for Goods ordered, not shipped in standard containers approved by Buyer or otherwise strictly in accordance with specifications shown on the face of this Order, the Buyer may, at its option: (i) return such Goods at the Seller's expense; (ii) hold such Goods subject to the Seller's order, expense and risk or (iii) cancel this Order and obtain reimbursement for the reduced value of any non-conforming Goods or subtract such amount from any amounts then owning or thereafter owed the Seller or its affiliated persons or entities. No rights or remedies under this Order or otherwise given by applicable law shall be waived by the Buyer's acceptance of the Goods.

         8. Hazardous Goods. If the Buyer has bees notified or believes that the Goods contain defects or hazards which could create a substantial risk of injury to any person or property, upon notice from the Buyer the Seller shall locate, identify and recall such Goods, regardless of whether the Goods have been sold to the Buyer's customers or retail purchasers, refund to such retail purchasers their full retail price. All expenses of such recall and otherwise relating to defective or hazardous Goods shall be for the account of the Seller.

         9. Indemnity. The Seller shall protect, defend, indemnify and hold the Buyer harmless from and against any arid all claims, liabilities, damages, costs and expenses (including attorneys' fees and disbursements) arising from the sale, consumption or use of the Goods or from the Sellers' failure to faithfully perform or observe any of the terms, covenants and conditions of this Order.

         10. Designs. Any designs for the Goods which have been supplied by the Buyer to the Seller or which have been specially created for the Buyer by the Seller (the "Designs") shall be and remain the Buyer's property. The Seller shall permit the Designs to be used only for goods produced pursuant to the Buyer's written authorization. The Seller shall cooperate with and assist the Buyer in obtaining appropriate legal protection for the Designs.

         11. Changes In Price. The price for the Goods on the face of this Order it firm and shall not be increased. The Seller represents that such price is the lowest price offered by the seller under conditions similar to those specified in this Order. Any general price decrease effected by Seller in Classes of goods identical or similar to the Goods shall automatically reduce such price to the extent of such decrease.

         12. Taxes and Other Charms. Unless otherwise noted on this Order, the prices stated on the face hereof include all applicable gales, use, excise, ad valorem, receipts or other taxes of any nature whatsoever, consular certification fees and import surcharges, and all boxing, packing, shipping, storage and documentation charges, None of the foregoing shall be borne by the Buyer.

         13. Resale Certification. The Buyer hereby certifies that all Goods covered by this Order are purchased for resale in the form of tangible personal property.

         14. Change Orders. The Buyer may require changes to the terms stated on the face of this Order by a written change order notice to the Seller. If such change order affects the cost or time of manufacture or delivery of the Goods, the Seller shall immediately notify the Buyer in writing and the parties shall make an equitable and mutually satisfactory adjustment to the purchase price and/or delivery schedule. If the parties are unable to agree on an adjustment, the Buyer may, at its option, terminate this Order.

         15. Miscellaneous. (a) The Buyer's rights and remedies under this Order shall be cumulative and in addition to these given by applicable law; (b) the failure of the Buyer to insist on strict performance of any term or conditions hereof shall not be deemed a waiver of Buyers' rights to insist on strict performance thereof at any time; (c) if a court of competent jurisdiction finally determines that any provisions of this Order is invalid, such provision will be deemed omitted or amended to conform to such law without affecting any other provision or the validity hereof; (d) this Order shall be governed by and construed and enforced in accordance with the laws of the location of the Buyer's office issuing the Order; (e) the Seller agrees to submit to the non-exclusive jurisdiction of the courts of the United States of America and any court of competent jurisdiction of the location of Buyer's office issuing this Order and to the service of process out of such courts by registered mail in addition to any other method of service permitted by applicable law; (f) except as provided in Section 14, this Order may not be modified except by a writing signed by an authorized representative of each party and no obligation hereunder may be waived except as specifically set forth in a written waiver signed by the party to be charged therewith.

                                   EXHIBIT B-1

                                   -----------

                        FORM OF OPINION OF AAI'S COUNSEL

                         -------------------------------

[All terms used herein and not otherwise defined have the meanings given in the Retail Alliance Agreement. The opinions set forth below shall be subject to such customary qualifications and exceptions as such counsel may require.]

         1. AAI is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is a corporation duly organized and existing in good standing under the laws of the State of Delaware. AAI has the requisite power and authority, as a limited liability company, to own its properties and assets and to carry on its business as it is currently conducted. Parent has the requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted.

         2. AAI has the requisite power and authority, as a limited liability company, to execute and deliver the Retail Alliance Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. Parent has the corporate power to execute, deliver and perform the Retail Alliance Agreement, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Retail Alliance Agreement, the performance of AAI's and Parent's respective obligations thereunder and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary limited liability company action on the part of AAI and all corporate action on the part of Parent. The Retail Alliance Agreement has been duly executed and delivered by AAI and Parent.

         3. The execution and delivery by AAI and Parent of the Retail Alliance Agreement, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby (a) do not and will not result in a violation of (i) the certificate of formation or the operating agreement of AAI, or the articles of organization or bylaws of Parent, each as currently in effect, (ii) any Applicable Law, (iii) any law, ordinance, rule or regulation applicable to AAI or Parent that in such counsel's experience is generally applicable to transactions of the type contemplated by the Retail Alliance Agreement, or (iv) to such counsel's knowledge, any judgment, order or decree of any court, arbitrator or governmental agency rendered in a matter to which AAI or Parent is a party or is subject; and (b) do not and will not result in a material breach of any of the terms or conditions of, or constitute a default under, any agreement to which AAI or Parent is a party.

         4. No approval, consent or authorization of, or declaration, filing or registration with, any federal or state governmental authority or regulatory body that in such counsel's experience is generally applicable to transactions of the type contemplated by the Retail Alliance Agreement is required on the part of AAI or Parent for the valid execution and delivery of the Retail Alliance Agreement by AAI or Parent, the consummation by AAI and Parent of the transactions contemplated thereby or compliance by AAI and Parent with the terms, conditions and provisions thereof except for such approvals, consents, authorizations, declarations, filings and registrations as have been obtained, waived or made prior to the date hereof.

         5. To such counsel's knowledge, there is not now pending or threatened any action, suit, proceeding, inquiry or investigation at law or in equity or before any court, arbitrator or governmental authority, whether state, local or federal, against or affecting AAI or Parent and (a) affecting the Products, the AAI Equipment or the AAI Methods or (b) affecting the right or ability of AAJ or Parent to enter into the Retail Alliance Agreement.

         6. Neither the Products, nor the Products' active ingredients, if any, are (1) recognized by an official pharmacopoeia or formulary; (2) intended for use in the diagnosis, cure, mitigation, treatment, or prevention of disease; (3) intended to affect the structure or any function of the body; (4) intended for use as a component of a medicine but not a device or a component, part or accessory of a device; or a biologic product as that term is defined under the Federal Food, Drug and Cosmetic Act ("FDCA"). Neither the Products, nor the Products' active ingredients, if any, (1) are subject to a New Drug Application, an Abbreviated New Drug Application, or any Food and Drug Administration Over-the-Counter Monograph, nor (2) have ever been approved as a "drug" as that term is defined under the FDCA. [Opinion to be delivered at Sephora's request when Products are first delivered by AM to Sephora for sale to the public.]

         7. To such counsel's knowledge, neither AAI nor Parent has received any written notice from any Person that asserts that the Products, including all packaging and labeling, materially violate, or will result in the material violation of, any Applicable Law. [Opinion to be delivered at Sephora's request when Products are first delivered by AAI to Sephora for sale to the public.]

         8. Neither the conduct of the AAI Methods or AAI Services pursuant to the Retail Alliance Agreement, the AAI Equipment, or use of the AAI Equipment consistent with the AAI Methods or as part of the AAI Services, materially violate, or will result in the material violation of, any Applicable Law. To such counsel's knowledge, neither AAI nor Parent has received any written notice from any Person that asserts that the Products, including all packaging and labeling, the conduct of the AAI Methods or AM Services pursuant to the Retail Alliance Agreement, the AM Equipment, or use of the AAI Equipment consistent with the AAI Methods or as part of the AAI Services, materially violate, or will result in the material violation of, any Applicable Law.

         9. The Retail Alliance Agreement constitutes the valid and binding obligation of each of AAI and Parent and is enforceable against AAI and Parent in accordance with its terms.

                                   EXHIBIT B-2

                                   -----------

                        FORM OF OPINION OF AAI'S COUNSEL

                         -------------------------------

[All terms used herein and not otherwise defined have the meanings given in the Retail Alliance Agreement. The opinions set forth below shall be subject to such customary qualifications and exceptions as such counsel may require.]

         1. The Johns Hopkins Agreement is in full force and effect and constitutes the valid and binding obligation of each of AAI and Johns Hopkins. The Johns Hopkins Agreement is enforceable by AAI against Johns Hopkins in accordance with its terms.

         2. Neither AAI nor Johns Hopkins is in default under the Johns Hopkins Agreement.

                                    EXHIBIT C

                                    ---------

                         FORM OF JOHNS HOPKINS AGREEMENT

                         -------------------------------

                SUBJECT TO SATISFACTION OF CONDITIONS PRECEDENT

                   [FORM OF SERVICES AND LICENSING AGREEMENT]

         This Services and Licensing Agreement (the "Agreement") is made this 8th day of December, 2004 by and between Advanced Aesthetics, Inc., a Delaware corporation ("AAI") and Johns Hopkins Medicine ("JH"), acting through The Johns Hopkins Health System Corporation, a Maryland corporation ("JHHS") and The Johns Hopkins University, a Maryland corporation ("JHU").

                                    RECITALS

         1. AAI is a company dedicated to providing a nationwide, comprehensive suite of medical and non-medical services and products for aesthetic enhancement in a hospitality-oriented environment.

         2. JHU is a university that has medical, nursing and public health schools and JHHS is a hospital system; together, both are international leaders in the education of physicians and medical scientists, in biomedical research, and in the application of medical knowledge to patient care.

         3. AAI has assembled leading cosmetic medical professionals to serve on its medical board to set clinical policy and provide insight and advanced market knowledge of clinical innovation in the field of aesthetic medicine,

         4. AAI and JH previously entered into a Consulting Services Agreement dated December 17, 2003, as amended by a First Amendment to Consulting Services Agreement dated December 1, 2004 (the "Consulting Agreement"), pursuant to which JH and AAI agreed to collaborate to enhance the level of quality of care and safety for cosmetic medical procedures provided by AAI to patients at AAI facilities (the "AAI Facilities").

         5. This Agreement is being signed solely to confirm the status of negotiations between the parties. If the open points described in Sections 1 and 4 and other Conditions Precedent (hereinafter defined) are not agreed upon by AAI and JHI by July 31, 2005 (subject to extension by mutual agreement of the parties), this Agreement shall be null and void.

         6. Working in conjunction with JH, AAI now desires to develop a line of skin care products with scientifically proven efficacy. As described in this Agreement, JH has agreed to (subject to the Conditions Precedent):

              (a) develop skin testing methodologies and skin care product efficacy testing protocols,

              (b) conduct all scientific testing on third party and proposed AAI products, and

              (c) place on AAI products its branded verification of the specific testing that has been performed on the product and allow branded reference to skin testing methodologies validated by JH.

         NOW THEREFORE, in consideration of the premises, and of the mutual covenants and conditions contained herein, JH and AAI agree as follows:

         1. JH Services.

              (a) JH will investigate current methods, including both protocols and equipment, for skin care parameter testing at the point of sale. Parameters to be tested include hydration, tone, elasticity, wrinkling, pigmentation, dead skin levels (squares), TJV damage and sebum (the "Skin Care Parameters"). JH will provide AAI with written reports regarding the accuracy and validity of such existing testing methods.

              (b) Where existing protocols and equipment for Skin Care Parameter testing do not exist or are not acceptable to JH, JH will develop acceptable methods to measure the condition of clients' skin with respect to the Skin Care Parameters. JH will also confirm identified equipment reliability in following such fl- developed methods.

              (c) JH will create a new testing methodology to validate selected skin care product efficacy. Among other things, JH will develop the testing protocols (using human trials, but not needing to comply with FDA/IRB standards) that will either refute or validate specific narrow claims made by skin care providers regarding improvement in one or more of the Skin Care Parameters. Such methodologies and protocols developed by JH are called the "JH Testing Standards." Skin care products referenced in this Section 1 include both over the counter and prescription products.

              (d) JH will oversee the ongoing testing of third party skin care products using the JH Testing Standards. Once the JH Testing standards are established, JH will oversee the selection of the providers and process of the testing of third party skin care products using the human trial methodology.

              (e) JH will oversee the testing of fifteen (15) AAI skin care products using the JH Testing Standards. Once the JH Testing Standards are established, JH will oversee the selection of the providers and process of the testing of AAI skin care products using the human trial methodology.

         In order to enable JH to provide the services described in this Section (the "Services"), AAI will provide JH with:

                  (i)   a  list  and   samples  of   candidate   equipment   and
                        technologies to be tested pursuant to paragraph (a),

                  (ii) third party skin care products to be tested as described in paragraph (d),

                  (iii) the AAI  products to be tested as described in paragraph
                        (e), and

                  (iv) human trial subjects that meet JH requirements for both type and quantity that are required for testing under
                        (d) and (e).

As a condition to undertaking any Services, AAI and JH must first agree in writing upon the specific scope of such Services, the estimated time required from JH faculty and other personnel deliverables to be provided by JH and a time schedule for such deliverables. AAI acknowledges that time of JH faculty and other personnel may be limited, due to other obligations. Until a written agreement defining the scope of; and. timing for, any JH Services has been agreed to, JH shall not be required to make faculty or other personnel available for any specific amount of time.

         As an  academic  institution,  JH  will  provide  AAI  with  objective, scientifically based findings. AAI acknowledges that such findings may be negative in nature from AAI's perspective, including a conclusion that there is no valid methodology for testing Skin Care Parameters or developing JH Testing Standards or that skin care products tested are not effective. As one of the Conditions Precedent (hereinafter defined), JH and AAI must agree upon parameters distinguishing between research, with respect to which JH policies and principles regarding research and academic freedom (including, without limitation, publication of unfavorable results) shall apply, and work for hire, with respect to which certain AAI confidentiality rights to be negotiated will apply.

         JH will perform the Services in good faith and through the reasonable exercise of the professional judgment of its faculty and staff who are engaged to provide the Services. JH DISCLAIMS ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY ANT) FITNESS FOR A PARTICULAR PURPOSE.

         2. Permitted Name Reference.

              ------------------------

         (a) Subject to the prior written approval of JH, JH agrees that AAI, and to the extent provided below Sephora ("Sephora"), may make a factual statement that: (i) certain Skin Care Parameter testing methodologies have been developed by JH or found by JH to be effective pursuant to Sections 1(a) and 1(b) above, which statement may be used within AAI Facilities and retail outlets of Sephora (so long as the conditions set forth below are satisfied) and on their respective websites and in other media as mutually agreed upon by JH and AAI, and (ii) certain skin care products have been found to be effective based on the JH Testing Standards pursuant to Sections 1(d) and 1(e) above, which statement may be used by placing it on the product in question (collectively, the "Permitted Statement of Fact"). Hypothetical examples of permissible ways in which the Permitted Statement of Fact may be made are set forth on Exhibit 1 to this Agreement. JH reserves the right to approve the specific context in which any Permitted Statement of Fact is used including the prominence and frequency of usage and juxtaposition with other content. Specifically, but without limitation: (i) any skin care product bearing a Permitted Statement of Fact may be sold only in an AAI Facility, a retail outlet of Sephora or through such other outlets as are mutually agreed upon by JH and AAI, and (ii) a Permitted Statement of Fact regarding Skin Care Parameter testing methodologies may be made only within an AAI Facility or Sephora outlet that in fact adheres to such methodologies. With respect to Sephora, Permitted Statements of Fact may be used only so long as Sephora continues to (i) be a wholly-owned subsidiary of LVMH, and (ii) market its retail outlets in a high quality manner to a sophisticated customer base with each outlet staffed. by highly trained skin experts and supported by reliable and accurate skin diagnostics, and (iii) comply with the restrictions on usage of Permitted Statements of Fact and the Mark as set forth in this Agreement. At or prior to execution of this Agreement, AAI will provide JH with a commitment from Sephora to comply with such restrictions. In addition to the extent any retail outlet of AAI and Sephora indicates that it adheres to testing for Skin Care Parameters developed or validated by JH, JH reserves the right, at AAI's expense, to make periodic inspections of such retail outlet to confirm that it is appropriately utilizing such testing standards. Such inspections shall occur with such frequency as is determined by JH to be necessary in its reasonable discretion. Any reference to JH that is not consistent with the, examples on Exhibit 1 or any other use of the Mark (hereinafter defined), except as otherwise provided in the Consulting Agreement, shall be subject to the prior written approval of JH which may be granted or denied in its sole discretion. The Johns Hopkins name, any derivatives of such name, and any logos or symbols of JH or any of its affiliates are herein collectively called the "Mark".

         (b) Any usage of a Permitted Statement of Fact not previously approved in writing by JH will be subject to consultation with and the final approval of JH as described above, with appropriate lead time in each case. Unless otherwise agreed in writing by JH, requests for approval, of a Permitted Statement of Fact shall be submitted at least fourteen (14) days in advance. The director of the Health Publishing Business Group of the School of Medicine's Office of Corporate Communications (currently Mr. Steve Libowitz) will serve as JH's first source of review and the sole contact with media. No JH faculty, staff, student or administrator or any other person associated with JH will be made available to the media unless it is with the express, written consent of the director of the Health Publishing Business Group of the School of Medicine's Office of Corporate Communications.

         3. Intellectual Property. If JH develops, in whole or in part, any unique (i.e. not available in the public domain or brought to JH by AAI) intellectual property as a result of providing the Services, such intellectual property shall belong solely to JH, JHHS or JHU and, as such, can be used by them without restriction or limitation or any compensation to AAI. A.AI shall have a perpetual, non-exclusive license to use Skin Care Parameter testing methodologies and JH Testing Standards developed by JH pursuant to this Agreement. However, AAI may make a Permitted Statement of Fact or other reference to JH in connection with such methodologies or JH Testing Standards only as permitted in, and during the Term of (hereinafter defined), this Agreement.

         4. Consideration. The consideration for the Services and the limited use by A.AI of the Permitted Statement of Fact shall be as follows:

         (a) AAI will pay faculty of the JHU School of Medicine fees in the amount of $5,000 per day (or $700 per hour) to perform the Services outlined in
Section 1 of this Agreement subject to normal inflation increases occurring during the Term (hereinafter defined) of this Agreement. Payment will be made within thirty (30) days after invoicing by JH.

         (b) In addition to the compensation for Services, AAI, in consideration for the limited use of the Permitted Statement of Fact as provided in this Agreement, will provide JH with substantial additional compensation to be negotiated. Such additional compensation will include guaranteed annual fees, plus a royalty plus equity.

         5. Term; Conditions Precedent.

              --------------------------

         (a) This Agreement shall be in effect through November 30, 2009 (the "Term"). Thereafter, this Agreement shall renew for additional five-year periods unless either party shall provide written notice of termination to the other party no later than 120 days prior to the then current expiration date. As one of the Conditions Precedent, JH and AAI must agree upon a formula to appropriately compensate JH for the value created by it pursuant to this Agreement in the event the Term is not extended beyond such initial five (5) year period. This may include, for example, an ending cash payment to JH or issuance of additional stock.

         (b) JH and AAI have agreed to enter into this Agreement to reflect the current stage of their negotiations. However, the Term shall not commence, and neither JH nor AAI shall have any legally binding obligation in this Agreement, until all of the Conditions Precedent have been satisfied. If all of the Conditions Precedent have not been satisfied by July 31, 2005 (as such date may be extended by mutual agreement of the parties), either party may elect by written notice to the other to terminate this Agreement. The "Conditions Precedent" include:

         (i) written agreement by JH and AAI on: (A) the parameters for research and academic freedom as opposed to work for hire as noted in Section 1 of this Agreement; (B) the amount of royalty fees, guaranteed. annual fees and equity as noted in Section 4(a) of this Agreement; (C) the buyout or additional stock to be provided JH at the end of the Term as noted in Section 5 of this Agreement; and (D) an appropriate scope of coverage for product and/or contractual liability insurance to be maintained by AAI;

         (ii) final approval by internal. JH committees for the Permitted Statement of Fact (AAI acknowledges that, notwithstanding anything to the contrary in this Agreement, such approvals have not yet been obtained); and

         (iii)   documentation  of  the  matters   described  in  the  preceding
paragraphs (i) and (ii) by an amendment to this Agreement acceptable in form and content to, and signed by, JH and AAI.

         Neither JH nor AAI shall have any legal obligation of any nature to proceed with the transactions described in this Agreement anti] all of the Conditions Precedent have been satisfied in the sole discretion of each party. No implied obligations of any nature, whether to negotiate in good faith or otherwise, shall arise by virtue of the execution of this Agreement.

         6. Representations and Warranties of JH. JH represents and warrants to AAI as follows:

         6.1      Authorization, Validity of Agreement; No Violation.
                  --------------------------------------------------

         (a) JH has the requisite power and authority to (i) perform this Agreement and each other document to be performed pursuant to this Agreement (collectively, with this Agreement, the "JH Documents") to which JH is a party, and (ii) consummate the transactions contemplated hereby and thereby.

         (b) JH has duly authorized, executed and delivered this Agreement and each of the other JH Documents to which it is or will be a party.

         (c) This Agreement and each other JH Document are valid and binding obligations of JH, enforceable against JH in accordance with their terms and do not violate any law or agreement applicable to JH.

         6.2 Investment Undertaking. JH acknowledges that the Preferred Shares to be issued pursuant to Section 4(a) of this Agreement and the shares of common stock, par value $.01 per share, of AAI issuable upon conversion of the Preferred Shares will be "restricted securities" within the meaning of Rule 144 of the General Rules and Regulations under the Securities Act of 1933 ("Rule 144"). JH is acquiring the Preferred Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933. JHHS and JHU are "accredited, investors," as defined in Rule 501 of Regulation D under the Securities Act of 1933. JH understands that Rule 144 requires that the Preferred Shares and the shares of common stock issuable upon conversion may not be disposed of for a period of at least one year. JH understands that it must bear the economic risk of the investment in the Preferred Shares and the shares of common stock issuable upon conversion of the Preferred Shares indefinitely because such shares may not be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act of 1933 and applicable state securities laws, or an exemption from registration is available.

         7. Representations and Warranties of AAI. AAI represents and warrants to JH as follows:

         7.1  Authorization: Validity of Agreement No Violation

              -------------------------------------------------

              (a) AAI has the requisite capacity and authority to perform this Agreement and each other document to be performed pursuant to this Agreement (collectively, with this Agreement, the "to which it is a party and to consummate the transactions contemplated hereby and thereby.

              (b) AAI has duly authorized, executed and delivered this Agreement and each of the other AAI Agreements.

              (c) This Agreement and each other AAI Agreement is a valid and binding obligation of AAI, enforceable against it in accordance with their respective terms and do not violate any law or agreement applicable to AAI.

         7.2 Shares Duly Authorized. The Preferred Shares and Common Stock issuable upon conversion thereof have been duly authorized and upon issuance in accordance with their terms will be duly and validly issued and non-assessable.

         8. Other Agreements of the Parties. In addition to the other provisions of this Agreement, the parties agree as follows:

         8.1 Licenses; Professional Insurance. AAI will cause (i) all AAI Facilities to be fully licensed by all appropriate agencies, and (ii) each such AAI Facility to carry all required liability and professional insurance. In any event, AAI shall at a minimum maintain, the insurance coverages set forth on
Exhibit 2 to this Agreement. Such insurance shall name JHHS, JHU and their affiliates as additional insureds and provide that JH will receive thirty (30) days advance written notice of any change in, or cancellation of, coverage. AAI shall provide certificates evidencing such insurance to JH within fifteen (15) days after request.

         8.2 General Conduct of Business. AAI will conduct its business in accordance with all applicable laws arid the provisions of the Consulting Agreement.

         8.3  Financing Reporting.  AAI shall provide to JH:
              -------------------

         (a) As soon as  available,  and in any event  within  thirty  (30) days after the end of each calendar quarter, copies of a balance sheet, operating statement and cash flow statement for AAI as of the close of such period, in each case setting forth in comparative form the figures for the corresponding period of the preceding year, all in reasonable detail and certified as complete and correct, subject to changes resulting from year-end adjustments, by the chief financial officer of AAI, which shall be accompanied by: (i) a letter from such chief financial officer certifying that AAI has paid all sums due to JH pursuant to this Agreement and (ii) a breakdown, in form and detail reasonably acceptable to JH, of royalty fees due iii; and

         (b) As soon as  available,  and in any event within one hundred  twenty
(120) days after the close of each of its fiscal years, copies of: (i) an audited balance sheet of AAI as of the close of such fiscal year, and (ii) for each such fiscal year, audited operating and cash flow statements, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail. Audited financial statements shall be accompanied by an opinion thereon of a firm of independent certified public accountants of recognized standing reasonably acceptable to IH to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles consistently maintained (except for changes in which such accountants concur) and present fairly the financial condition of AA1. Such firm of independent certified public accountants shall contemporaneously provide JH with a letter stating that, based on the results of its audit, AAI has paid JH all sums due pursuant to this Agreement; and

         (c) Such information regarding its business and financial affairs as JH may reasonably request within fifteen (15) days after any such request and also make its principal officers and independent accountants and attorneys available to discuss such affairs with JH.

         8.4  Non-Disclosure of Confidential Information.
              ------------------------------------------

         (a) Each party shall not, arid each party shall cause its officers, directors, employees, agents, accountants and counsel not to, communicate or use to the detriment of the other party or for the benefit of any other person any Confidential Information (hereinafter defined) relating to the other party. Prior to satisfaction of the Conditions Precedent, the existence of this Agreement and the transactions described in this Agreement shall be considered Confidential Information and shall not be disclosed by AAI to any third party without the prior written consent of JH.

         (b) For purposes of this Agreement:

              (i) "Confidential Information" shall mean: Any data or information pertaining to the arrangement between the parties contemplated by this Agreement that is specifically designated as "CONFIDENTIAL". To the extent consistent with the foregoing, Confidential Information includes, without limitation, JH Testing Standards and methodologies developed by JH for testing Skin Care Parameters, contracts and contractual relations with customers and suppliers, computer software programs (including object code and source code), database technologies, systems, structures and architectures, business acquisition plans and new personnel acquisition plans. "Confidential Information" shall not include any information that:
     (i) is or becomes publicly known other than as a result of a breach by Recipient Party (hereinafter defined) or its representatives of this Agreement; (ii) has been or shall be otherwise independently acquired by or developed by Recipient Party without violating the terms of this Agreement; or (iii) is known by Recipient Party or its representatives prior to its disclosure to Recipient Party by Disclosing Party (hereinafter defined).

              (ii)   "Disclosing   Party"   shall  mean  the  party   disclosing
     Confidential Information to the other party. "Recipient Party" shall mean the party receiving Confidential Information from the other party.

         (c) In the event Recipient Party receives a court order or other governmental or administrative decree of appropriate and sufficient jurisdiction requiring disclosure of Disclosing Party's Confidential Information, Recipient Party shall give Disclosing Party reasonable written notice prior to such disclosure in order to permit Disclosing Party, at its expense, to seek a protective order. Recipient Party shall also cooperate with Disclosing Party in seeking a protective order, and release only so much of Disclosing Party's Confidential Information as is required by such order.

         8.5 Stockholders Agreement. Concurrently with the issuance of any additional equity to JH, the parties will enter into a stockholders agreement (the "Stockholders Agreement") relating to the transfer of the shares of AAI to be received by JH in substantially the same form as the Stockholders Agreement attached to the Consulting Agreement.

         8.6 Registration Rights Agreement. Concurrently with the issuance of any additional equity to 3 the parties will enter into a registration rights agreement (the "Registration Rights Agreement") which provides JH with the right to register the shares of Common Stock underlying the Preferred Shares in substantially the same form as the Registration Rights Agreement attached to the Consulting Agreement.

         8.7 Late Payments. Any payment due pursuant to this Agreement that is not made by AAI within fifteen (15) days of the date due shall: (i) be subject to a 3% late charge which is intended to cover in part the administrative expense incurred by JH in handling a late payment, and (ii) accrue interest from the date due until paid in full at the rate of 10% per annum.

         8.8 Audit Right. JH shall have the right to audit (including making copies of) the books and records of AAI at any time to, among other things, confirm royalty fees due JH. AAI agrees to cooperate in such audit and make available to JH, or the person designated by JH to conduct the audit, all such books and records and personnel of AAI (including its internal and independent accountants) to respond to questions and discuss such matters as JH may desire. Any appropriate reconciliation in payment based on the results of such audit shall be made within thirty (30) days after the completion of the audit. Should an audit disclose an underpayment of the royalty fees of more than 5%, AAI shall pay to fl-I: (i) all costs of the audit, and (ii) interest on the amount underpaid from the date it should have been paid until the date received, by JH at the rate of ten percent (10%) per anijurn. In addition to any other remedy provided to 3 in this Agreement, JH may assess an administrative penalty of US $1,000 for any failure of AAI to provide information, or make personnel available for discussion, as described in this Section and in Section 8.3.

         9. Control of Mark.

              ---------------

         (a) The rights granted to make the Permitted Statement of Fact by this Agreement are non-divisible and shall not be transferred or sub-licensed, except to Sephora to the extent provided in this Agreement, in whole or in part without the prior written consent of JH, which consent may be granted or denied in its sole discretion.

         (b) Notwithstanding anything to the contrary contained in this Agreement, AAI may not use the Permitted Statement of Fact in any manner that JH, in its sole discretion, deems to be illegal, vulgar, obscene, in bad taste or inconsistent with the professional image and reputation of JH.

         (c) AAI recognizes the substantial value and goodwill associated with the Mark and that the Mark has acquired a secondary meaning as being synonymous with medical services and education of the highest quality and pioneering health and medical research. AAI agrees that it will conduct its businesses in accordance with such standards of quality and professionalism and in compliance with all applicable laws, so as to protect the goodwill embodied in the Mark and the reputation of JH, JHHS and JHU. All marketing and promotion of AAI's services using the Permitted Statement of Fact shall be: (i) limited as defined in this Agreement, and (ii) done in a dignified, tasteful and professional manner in keeping with the standards of JH.

         (d) JH shall have the right, but not the obligation, to request at any time samples of then current usage of the Permitted Statement of Fact for quality control purposes. .TH shall advise AAI in writing of any use which is inconsistent with this Agreement (an "Inconsistent Use Notice"), and AAI shall immediately cease such use. Notwithstanding the foregoing, JH shall not have the right to send an Inconsistent Use Notice with respect to any use previously approved by JH pursuant to this Agreement.

         (e) In addition to any other rights or remedies of JH set forth in this Agreement, AAI shall pay JH the sum of $10,000 for each instance of an intentional and controllable misuse of the Mark. Such fee represents an administrative charge to defray costs and expenses of JH in monitoring use of the Mark and Permitted Statement of Fact. It does not constitute a license for such misuse nor does it in any manner affect JH's right to seek injunctive relief or damages.

         10. Protection of the Mark.

              ----------------------

         (a) AAI agrees that, except for the rights granted expressly in this Agreement to make a Permitted Statement of Fact and rights granted pursuant to the Consulting Agreement, AAI shall have no right, title or interest in the Mark, and that the Mark is the sole property of JH and its affiliated entities. AAI shall not challenge, or cause a third party to challenge, the validity and ownership by JH and its affiliated entities of the Mark, or seek to register, defend, compromise or dispute any rights in and to the Mark.

         (b) AAI shall advise JH of any apparent infringement of the Mark of which it becomes aware and will cooperate with JH in the prosecution of any action brought to protect the Mark. JH shall have the sole and exclusive right to sue for an alleged infringement of the Mark and to retain all recoveries and any other revenues deriving therefrom.

         (c) Each party agrees to give the other prompt written notice of any claim or legal proceeding which is threatened or actually instituted against such party by any third party involving the rights to the Mark and to cooperate in good faith in the resolution of the matter.

         (d) AAI shall execute any additional documents and provide any information and consents as are reasonably necessary in order to effect the protection of the Mark as licensed under this Agreement.

         11. Indemnification.

              ---------------

         (a) AAI agrees to indemnify, defend and hold harmless 111 and. its respective employees, officers, directors, physicians, agents, and all related. and affiliated entities (including

         (b) AAI and JHU) (collectively, the "Hopkins Parties") for any losses, claims, damages or liabilities, including, without limitation, attorneys' fees and court costs (collectively, the "Claims"), arising out of or with respect to
(i) any injury or damage caused by any services or goods sold or otherwise provided by AAJ including medical diagnosis and treatment, or (ii) any negligent action or negligent omission of AAI, or (iii) any breach by AAI of this Agreement, or (iv) any use of the Permitted Statement of Fact or Mark in connection with the business of AAI; provided that, such indemnification obligation shall be reduced in an equitable maimer to the extent any Claim arises in part from a negligent act or omission by M or its affiliates or a material breach by JH or its affiliates of this Agreement. In the event any claim, action or proceeding is brought against any of the Hopkins Parties, which is subject to indemnification under this Section, AXE, upon written notice from the Hopkins Parties, shall defend or settle the same at AM's sole cost and expense with legal counsel reasonably satisfactory to the Hopkins Parties. If AAI fails to assume the defense of any matter subject hereto within a reasonable period of time after such written notice, the Hopkins Parties may proceed to defend or settle the matter with legal counsel of their own selection at AAI's cost and expense. The Hopkins Parties shall cooperate with AAI in the defense or settlement of any claim subject to indemnification under this Section. All compromises arid settlements shall require the prior written consent of the Hopkins Parties, which consent shall not be unreasonably withheld.

         (b) JH agrees to indemnify, defend arid hold harmless AAI and its respective employees, officers, directors, agents, and affiliated entities (collectively, the "AM Parties") for any Claims arising out of or with respect to: (i) any allegation that the use of the Permitted Statement of Fact as permitted under this Agreement infringes the proprietary rights of any third party, (ii) any negligent acts or negligent omissions of Ill, or its affiliated entities, or their employees, consultants, physicians, agents or representatives, or (iii) any breach by JH or its affiliates of this Agreement; provided that, such indemnification obligation shall be reduced in an equitable manner to the extent any Claim arises in part from a negligent act or omission by AAI or a breach by AAI of this Agreement. In the event any claim, action or proceeding is brought against the AAI Parties which is subject to indemnification under this Section, JH, upon written notice from the AM Parties, shall defend or settle the same at JH's sole cost and expense with legal counsel reasonably satisfactory to the AAI Parties. If JH fails to assume the defense of any matter subject hereto within a reasonable period of time after such written notice, the AAI Parties may proceed to defend or settle the matter with legal counsel of their own selection at JH's cost and expense. The AAI Parties shall cooperate with JH in the defense or settlement of any claim subject to indemnification under this Section. All compromises and settlements shall require the prior written consent of the AA1 Parties, which consent shall not be unreasonably withheld.

         (c) These indemnification provisions shall survive termination of this Agreement for any reason.

         12. Termination of Right to Use the Permitted Statement of Fact.

              -----------------------------------------------------------

         JH shall have the right to require AAI to cease any reference to or use of the Permitted Statement of Fact: (a) if an Event of Default by AAI occurs and continues beyond any applicable notice and cure period set forth in Section 13 of this Agreement, or (b) in the event JH determines in good faith that AAI is not operating its business in conformance with protocols and quality standards acceptable to JH, or (c) in the event JH determines in good faith that AAI or Sephora, respectively, has conducted its business in a manner that materially and adversely reflects on the image and reputation of JH, JHHS or JHU because of the use of the Permitted Statement of Fact. JH shall not exercise its rights pursuant to the previous clauses (b) arid (c) without first providing to AAI a sixty (60) day period in which to explain the situation and state how it intends to remedy it. If not satisfied at the end of such sixty (60) day period, JH, at its option, may prohibit further use of the Permitted Statement of Fact. Upon exercise of the right to terminate use of the Permitted Statement of Fact as described above or upon termination of this Agreement for any reason, AAI shall have no further iight to use the Permitted Statement of Fact and shall immediately cease use of the Permitted Statement of Pact. AAI consents to injunctive relief in the event of any misuse or unauthorized use of the Mark.

         13. Default Termination.

              -------------------

         (a) Termination by AAI. AAI shall have the right to terminate this Agreement upon the occurrence of any of the following events provided that such intent to terminate is expressly stated in any Notice (hereinafter defined) of default described below:

         (i) If JH fails to perform any material term, condition, or provision contained in this Agreement and such default continues for sixty (60) days after Notice to remedy same from A-Al; provided that, in the event such default on the part of JH cannot be remedied within sixty (60) days and iB has promptly and diligently proceeded with action to remedy such default, then JH shall be allowed such additional time as shall be reasonable to remedy the default;

         (ii) If JH files a voluntary bankruptcy or goes into liquidation voluntarily or enters into any composition or arrangement with or for the benefit of creditors of JH, or allows any final, non-appealable judgment or involuntary bankruptcy filed against JH to remain unsatisfied or not dismissed for a period of sixty (60) days;

         (iii) If any representation or warranty of JH in this Agreement proves to be false or misleading in any material respect; or

         (iv) If JH defaults under the Consulting Agreement and such default continues uncured beyond any applicable notice and cure period.

         (b) Termination by JH. JH shall have the right to terminate this Agreement upon the occurrence of any of the following events provided that such intent to terminate is expressly stated in any Notice of default described below:

         (i) If AAI fails to make any payment to JH when due pursuant. to this Agreement and such failure continues uncured for fifteen (15) days after Notice from JH; provided that, AAI shall be entitled to notice of a monetary default only once during each Contract Year (the term Contract Year meaning each consecutive twelve (12) month period from the date of this Agreement), with iii having a right to terminate immediately upon Notice and with no cure period upon a second monetary default within a Contract Year;

         (ii) If AAI misuses the Mark and such misuse continues for five (5) days after Notice from JH; provided that A.AI shall only be entitled to one (1) Notice for a specific misuse of the Mark and, in the event of a reoccurrence of such misuse for which a Notice has been given, JH may terminate this Agreement immediately upon Notice and with no further cure period;

         (iii) If AAI fails to perform ai other material term, condition, or provision contained in this Agreement (exclusive of those described in paragraphs (i) arid (ii) above) and such default continues for sixty (60) days after Notice to remedy same from JH; provided that, in the event such default on the part of AAI cannot be remedied within sixty (60) days and AAI has proceeded promptly and diligently with action to remedy such default, then AAI shall be allowed such additional time as shall be reasonable to remedy the default (such extended cure period shall apply only to this subparagraph (iii) and not to any other defaults set forth in this Section (b);

         (iv) If AAI files a voluntary bankruptcy or goes into liquidation voluntarily, or enters into any composition or arrangement with or for the benefit of creditors of AAI, or allows any final, non-appealable judgment or involuntary bankruptcy filed against AAJ to remain unsatisfied or not dismissed for a period of sixty (60) days;

         (v) If any representation or warranty of AAI in this Agreement proves to be false or misleading in any material respect;

         (vi) If AAI defaults under the Stockholders Agreement or Registration Rights Agreement and such default continues uncured beyond any applicable notice and cure period; or

         (vii) If AAI defaults under the Consulting Agreement and such default continues uncured beyond any applicable notice and cure period.

         (c) Upon termination of this Agreement pursuant to this Section 13, all obligations of the parties shall terminate except those under Section 8.4 and
Section 11.

         (d) JH and AAI agree that the occurrence of a default under this Agreement which continues beyond any applicable notice and cure period, shall, at the option of the non defaulting party, also constitute a default by the defaulting party under the Consulting Agreement.

         14. Damages.

              -------

         (A) EXCEPT TO THE EXTENT ENCOMPASSED WITHIN A THIRD PARTY CLAIM INDEMNIFIED AGAINST PURSUANT TO SECTION 11, NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY, JH, JHU, JHHS AND AAI SHALL NOT BE LIABLE IN ANY MANNER FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES. EACH PARTY IRREVOCABLY WAIVES ITS RIGHT TO SEEK SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES AND ACKNOWLEDGES THAT SUCH WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTY TO ENTER INTO THIS AGREEMENT.

         (B) AAI AGREES THAT NO HOPKINS PARTY (INCLUDING, WITHOUT LIMITATION, JH, JHU AND JHHS) SHALL BE LIABLE TO AAI FOR ANY ACTIONS, DAMAGES, CLAIMS, LIABILITIES, COSTS, EXPENSES OR LOSSES IN ANY WAY ARISING OUT OF OR RELATJNG TO THIS AGREEMENT OR THE SERVICES PERFORMED HEREUNDER FOR AN AGGREGATE AMOUNT IN
EXCESS OF THE GREATER OF; (A) $250,000, OR (B) THE SUMS ACTUALLY PAID TO JH PURSUANT TO THIS AGREEMENT.

         15. Miscellaneous

              -------------

         15.1 Force Majeure. Neither JH nor AAI shall be liable for any delays resulting from circumstances or causes beyond its reasonable control, including, without limitation, fire or other casualty, act of God, strike or labor dispute, war, terrorism or other violence, or any law, order or requirement of any governmental agency or authority. Nothing contained in this Section, though, shall excuse payment of a monetary obligation.

         15.2 Independent Contractor. Each party to this Agreement is an independent contractor. None of the provisions of this Agreement is intended, to create, nor shall be deemed or construed to create, any employer-employee partnership, joint venture, or other relationship between such parties.

         15.3 No Third-Party Beneficiaries. The obligations of each party to this Agreement shall inure solely to the benefit of the other party, and no person or entity shall be a third party beneficiary of this Agreement.

         15.4 Preparation. Each party and its respective legal counsel have cooperated in the drafting of this Agreement. This Agreement shall be deemed, therefore, to be their joint work product and shall not be construed against any party on the basis of its preparation.

         15.5 Survival of Representations and Warranties. Each party has the right to rely upon the representations and warranties of the other contained herein and the documents referred to herein all of which shall continue in full force and effect after the closing hereunder.

         15.6 Transaction Fees and Expenses. Each party hereto shall bear all costs incurred by it in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, AAI shall reimburse JB for all reasonable and necessary travel and other business related expenses incurred by JH in connection with the performance of JH's agreements hereunder, provided that such expenses shall be subject to prior approval by AAI, which approval will not be unreasonably withheld or delayed. Such expenses shall be reimbursed within thirty (30) days after the submission by JH of appropriate documentation with respect thereto. Reimbursable expenses include, without limitation, business class airfare (unless otherwise mutually agreed), lodging in hotels of mutually acceptable quality, meals, ground transportation, gratuities and mutually agreed upon hotel expenses.

         15.7 Notices. All notices or other communications to be given hereunder ("Notice") shall be in writing and sent by (i) messenger or a recognized national overnight courier service for next day delivery with receipt therefor,
(ii) certified or registered mail, postage paid, return receipt requested, (iii) facsimile transmission with a written copy thereof sent on the same day by postage paid first-class mail or (iv) by personal delivery to such party at the following address:

                           To AAI:

                           515 North Flagler Drive, Suite 300P

                            West Palm Beach, FL 33401

                           Attention: President

                         Telecopier No.: (561) 802-4181

                           with a copy to:

                           Jenkens & Gilchrist Parker Chapin LLP
                           The Chrysler Building
                           405 Lexington Avenue
                           New York, NY 10174
                           Attention: Edward R. Mandel
                           Telecopier No.: (212) 704-6160

                           To:  AAI:

                           901 South Bond Street, Suite 550
                           Baltimore, MD 21231

                          Attention: Steven A, Libowitz

                         Telecopier No.: (410) 955-8255

                           with copies to:

                           The Johns Hopkins Health System Corporation

                           600 N. Wolfe Street, Administration 400
                         Baltimore, Maryland 21287-1914

                           Attention: General Counsel

                         Telecopier No.: (410) 614-3465

                          The Johns Hopkins University

                           3400 N. Charles Street, 113 Garland Hall
                            Baltimore, Maryland 21218

                           Attention: General Counsel

                         Telecopier No.: (410) 516-5448
or such other address as either party hereto may at any time, or from time to time, direct by Notice given to the other party in accordance with this Section 15.7.

         15.8 Amendment. Except as otherwise provided herein, no amendment of this Agreement shall be valid or effective unless in writing and signed by or on behalf of the party against whom the same is sought to be enforced.

         15.9 Governing Law: Jurisdiction: Jury Trial. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Maryland. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the United States District Court for the Northern Division of the State of Maryland in connection with any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, waives any objection to venue in such Court (unless such Court lacks jurisdiction with respect to such proceeding, in which case, each of the parties hereto irrevocably consents to the jurisdiction of the courts of Howard County in the State of Maryland in connection with such proceeding and waives any objection to venue in the courts of Howard County) arid, agrees that service of any summons, complaint, notice or other process relating to such proceeding may be effected in the manner provided by Section 15.7. EACH PARTY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER OR CONTROVERSY ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS DESCRIBED HEREIN. THIS WAIVER IS MADE KNOWINGLY AND VOLUNTARILY AFTER CONSULTATION WITH COUNSEL.

         15.10 Remedies. In the event of any actual or prospective breach or default by any party hereto, the other party shall be entitled to equitable relief, including remedies in the nature of injunction and specific performance. Nothing contained herein and no election of any particular remedy shall be deemed to prohibit or limit any party from pursuing, or be deemed a waiver of the right to pursue, any other remedy or relief available now or hereafter existing at law or in equity (whether by statute or otherwise) for such actual or prospective breach or default, including the recovery of damages.

         15.11 Severability. The provisions hereof are severable and if any provision of this Agreement shall be determined to be legally invalid, inoperative or unenforceable in any respect by a court of competent jurisdiction, then the remaining provisions hereof shall not be affected, but shall, subject to the discretion of such court, remain in full force and effect, and any such invalid, inoperative or unenforceable provision shall be deemed, without any further action on the part of the parties hereto, amended and limited to the extent necessary to render such provision valid, operative and enforceable.

         15.12 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors (whether by operation of law or otherwise) and including a purchaser of the business, stock or assets of a party hereto; provided that, JH may elect, in its sole discretion, to terminate this Agreement if Control (hereinafter defined) of AAI is acquired by a pharmaceutical company or by a manufacturer or distributor of alcohol, weapons or pornography or by any other person or entity whose ownership of AAI would impair the image and reputation of JH as determined by JH in its sole discretion. "Control" means either: (a) ownership, directly or indirectly, of more than fifty percent (50%) of the stock or voting interests in AAI, or (b) the right, directly or indirectly, to direct the executive decision making of AAI by contract or otherwise, including, without limitation, by ability to appoint a controlling number of the members of the board of directors of AAI. In addition, JH may assign this Agreement at any time to a wholly-owned subsidiary of JHU and JHHS and, in such event, shall have no further obligation or liability under this Agreement from and after the date of such assignment. Except as aforesaid, no party shall assign any rights or delegate any obligations hereunder. AAI acknowledges, however, that JHHS and JHU may subcontract with other affiliates for performance of certain of the Services. Such subcontracting shall not create any direct liability of other affiliates to AAI.

         15.13 Entire Agreement. This Agreement, together with the Exhibits and other documents referred to herein, required to be delivered pursuant to the terms hereof or delivered simultaneously herewith, contains the terms of the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior agreements, commitments, understandings, discussions, negotiations or arrangements of any nature relating thereto.

         15.14 Sole Discretion. Wherever in this Agreement IH has the right to make a decision in its "sole discretion," AAI acknowledges and agrees that the decision of JH shall not be subject to question or challenge in any manner by AAI. AAI waives any right it may otherwise have, if any, to question or challenge any such decision of JH.

                 SUBJECT TO SATISFACTION OF CONDITIONS PRECEDENT

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first listed above.

                                     ADVANCED AESTHETICS, INC.

                                     By: _______________________________________
                                          Richard Rakowski
                                          Chairman

                                     JOHNS HOPKINS MEDICINE

                                     Acting through

                                     The Johns Hopkins Health System Corporation

                   By: _______________________________________
                                Richard A. Grossi

                                     The Johns Hopkins University

                                     By: _______________________________________
                                          Richard A. Grossi

                                  EXHIBIT LIST

Exhibit 1 -- Examples of Permitted Statements of Fact

Exhibit 2 -- Insurance

                                    Exhibit 1

                                    ---------

Examples of Permitted Statements of Fact to be approved by JH.

                 Exhibit 2: Minimum Insurance Coverages for AAI
                 ----------------------------------------------

o        General liability ($1 million/$3 million)

o        D&O and Employee Practices Liability ($3 million)

o        Umbrella coverage ($4 million)

Specific scope of coverage to be approved by JH.

                                  EXHIBIT LIST

Exhibit 1 -- Examples of Permitted Statements of Fact

Exhibit 2 -- Certificate of Designation

Exhibit 3 -- Insurance

Exhibit 4 -- Stockholders Agreement

Exhibit 5 -- Registration Rights Agreement

Exhibit 2:   Certificate of Designation

---------------------------------------

Exhibit 3:  Minimum Insurance Coverages for AAI
-----------------------------------------------

o        General liability ($1 million/$3 million)

o        D&O and Employee Practices Liability ($3 million)

o        Umbrella coverage ($4 million)

Exhibit 4:  Stockholders Agreement

----------------------------------

Exhibit 5:  Registration Rights Agreement

-----------------------------------------

                                   SCHEDULE 1

                                   ----------

                            LISTING OF AAI EQUIPMENT

                            ------------------------

Item                                   Description

----                                   -----------

Body Sculpting

--------------
Ultrasound Body Sculpting              Destroys fat cells

Light Medical

-------------
Electrical Hyfrecator                  Cauterizer
Laser                                  Hair Removal
Laser                                  Tatoo Removal
IPL Laser                              Photorejuvenation
Microdermabrasion machine              Improves skin texture/tone
Autoclave Sterilizer                   Sterilizes

Dentistry

---------
Laser Whitening                        Whitens teeth
Tray Impression Maker                  Makes custom whitening trays
Teeth Shade Measuring Probe            Measures shade of teeth
Teeth Symmetry Measuring Program       Measures symmetry of teeth

Spa

---
Multiunit Facial Machines              Steam/Brush/Spray/High-Freq/etc.
Wax Warmer                             Warms wax
Hot Towel Cabbie                       Warms towels
Permanent Make-up Unit                 For applying permanent makeup
Autoclave Sterilizer                   Sterilizes
Facial Steamer                         Cleanses pores/refreshes face
Bath Therapy                           Melts paraffin for hand treatment
Mitt/Booty Warmer                      Warms client mitts/booties

Diagnostics

-----------
Digital UV System                      Identification of UV damage
Morphing Software                      Client surgical morphing images
NexTech                                Medical Client Management Software
Marquardt Software                     Face proportional measurement
VISIA Complexion Analysis              Measures several skin parameters
Corneometer                            Measures hydration
Sebumeter                              Measures sebum
Cutometer                              Measures elasticity
Tewameter                              Measures trans-epidermal water loss
Visioscope                             Measures squames (dead skin), fine lines,
                                       dandruff

Colormeter                             Measures skin color
VisioFace                              Measures smoothness, pores, UV Damage,
                                       pigmentation; provides digital mask

Videomiroscope                         Measures cutical damage, hair color
DiaComm                                Smile projection software
Digital Camera                         -
Studio Strobe Flash Lights             -
Facial Grid                            Face Symmetry measurement
3D Imaging Software                    Renders future client appearance

Nail Care

---------
Manicure Station w/Hand Bath
Pedicure Station w/Foot Bath

Hair Treatment

--------------

Hair Steamer                           Steams coloring into hair
Precision Cutting Station              -

Coloring Station                       -
Custom Color Mixing Lab                -

                                   SCHEDULE 2

                                   ----------

                           DESCRIPTION OF AAI SERVICES

                           ---------------------------

Description of Services for AAI Centers

---------------------------------------

         o     Diagnostics of skin (e.g. hydration, wrinkling, etc)

         o     Review of available Products to address indications

         o     Assessment of client's skin care needs (aka client assessment)

         o     Merchandising and selling of Products

         o     Providing advice for Third Party Products

         o Referral of clients to medical or dental doctors directly affiliated with AAI

Description of Additional Services for the Adjacent AAI Facility
----------------------------------------------------------------

         o Therapeutic facial treatment that will include the use of skin care products performed by a licensed and trained aesthetician or medical/aesthetician

         o     Provide  Products  and/or  provide  referral  service back to AAI
               Center.

         o     Manicure-Pedicure

         o     Waxing

         o     Proprietary hair coloring/treatments

         o     Facials

         o     Massage

         o     Permanent Make-Up/Tatooing

         o     Botox and soft tissue fillers and injectibles

         o     Laser skin treatments

         o     Laser hair removal

         o     Cellulite treatments

         o     Non-invasive body shaping

         o     Teeth Whitening

         o     Consultation for cosmetic surgery and cosmetic dentistry services



                                                       Schedule 3
                                                       ----------

                                    Advanced Aesthetics Shareholders/Warrant Holders

                                    ------------------------------------------------

              Name                    Common        Preferred   Preferred   Preferred   Preferred   Preferred  Warrants
              ----                    ------        ---------   ----------  ----------  ----------  ---------- --------
                                                        A           B          C          D            E

Seapine Investments, LLC             6,708,147                 1,375.657                                         275,132
Lipman Family Limited Partnership      508,979
Andrew D. Lipman                                                104.378                                           20,875
Richard Rakowski                       152,770                   31.329                                            6,266
DeBiasi Family Limited                  91,752                   18.077
Partnership
Clarice Webb                            24,342                    4.991                                              998
Catherine M. Kidd Grantor Trust        474,321                   97.270                                           19,454
Cara E. Kidd Trust                     474,321                   97.270                                           19,454
Thomas C. Kidd Trust                   474,321                   97.270                                           19,454
Sand Dollar Partners, L.P.             207,441
Jessica Effress                                                  42.541                                            8,508
Claudine Singer                         12,925                    2.651                                              530
Darrin Prescott                         12,925                    2.651                                              530
Michael Paley                           12,925                    2.651                                              530
Daniel Witcher                          12,925                    2.651                                              530
Patricia Mackey                          3,231                    0.663                                              133
Joseph Crace                            69,488                  14.250                                             2,850
David Jordan                            13,898                    2.850                                              570
Robyn Collins                            13,898                   2.850                                              570
John O'Neil                                                                                                       15,000
Steven Kenny                                                                                                      10,000
Jon Lauck                                                                                                         80,000
Marisa A. Timm Revocable Trust                                                                                    20,000
U/A/D May 20, 1997

John True                                                                                                         40,000
Cosmo Dischino Living Trust                                                   1,300
Dated July 9, 2002

L Capital                                                                                  8,200
Johns Hopkins                                                                                           500
Forele Ltd., Inc.                                      950
Lord & Foursight, LLC                                2,600
The Robert and Catherine Amoroso                     1,150
Irrevocable Trust
Judith Dion Pyle                                     1,625
Thomas F. Pyle                                       1,625

                                   SCHEDULE 4

                                   ----------

               NET PROFIT CALCULATION FOR SEPHORA ALLIANCE STORES
               --------------------------------------------------


Report #:  SE181                    **Management**                                                        **Confidential** Run Date:
09/13/04

Run Time:  11:55:46

                                                                                           SEPHORA GROUP
                                                                                           -------------
                                                                                            SEPHORA USA
                                   CURRENT PERIOD                                             SHOP P&L             YEAR-TO-DATE
  ----------------------------------------------------------------------------------                       -------------------------
                                         % VAR-B(W)                 % OF RETAIL SALES         08/31/04                  % VAR-B(W)
  CURRENT               LAST                      LAST    CURRENT             LAST                            CURRENT
   YEAR       BUDGET    YEAR    BUDGET   R1 FCST  YEAR     YEAR      BUDGET    YEAR       ($,000 Omitted)      YEAR      BUDGET
  ----------------------------------------------------------------------------------                       -------------------------
     0           0        0      0.0       0.0     0.0     100.0     100.0     100.0         NET SALES           0          0
    ===         ===      ===                               =====     =====     =====                            ===        ===
     0           0        0      0.0       0.0     0.0      0.0       0.0       0.0          CONC FEES           0          0
     0           0        0      0.0       0.0     0.0      0.0       0.0       0.0          FACIL RENT          0          0
     0           0        0      0.0       0.0     0.0      0.0       0.0       0.0         FACIL DEPREC         0          0
     0           0        0      0.0       0.0     0.0       0         0         0             OTHER             0          0
    ---         ---      ---                               -----     -----     -----                            ---        ---
     0           0        0      0.0       0.0     0.0       0         0         0         OCCUPANCY COST        0          0
    ---         ---      ---                               -----     -----     -----                            ---        ---
     0           0        0      0.0       0.0     0.0      0.0       0.0       0.0       SALARIES & WAGES       0          0
     0           0        0      0.0       0.0     0.0      0.0       0.0       0.0            BONUS             0          0
     0           0        0      0.0       0.0     0.0      0.0       0.0       0.0           BENEFITS           0          0
     0           0        0      0.0       0.0     0.0       0         0         0             OTHER             0          0
    ---         ---      ---                               -----     -----     -----                            ---        ---
     0           0        0      0.0       0.0     0.0       0         0         0            PAYROLL            0          0
    ---         ---      ---                               -----     -----     -----                            ---        ---
     0           0        0      0.0       0.0     0.0      0.0       0.0       0.0        ADV & DISPLAY         0          0
     0           0        0      0.0       0.0     0.0      0.0       0.0       0.0           SUPPLIES           0          0
     0           0        0      0.0       0.0     0.0      0.0       0.0       0.0       REPAIRS & MAINT        0          0
     0           0        0      0.0       0.0     0.0      0.0       0.0       0.0        CONTRACT SERV         0          0
     0           0        0      0.0       0.0     0.0      0.0       0.0       0.0         BANK CHARGES         0          0
     0           0        0      0.0       0.0     0.0      0.0       0.0       0.0          UTILITIES           0          0
     0           0        0      0.0       0.0     0.0      0.0       0.0       0.0         EQUIP DEREC          0          0
     0           0        0      0.0       0.0     0.0      0.0       0.0       0.0        COMMUNICATIONS        0          0
     0           0        0      0.0       0.0     0.0      0.0       0.0       0.0       OTH TAX & LICENS       0          0
     0           0        0      0.0       0.0     0.0      0.0       0.0       0.0        (G)/l F/A DISP        0          0
     0           0        0      0.0       0.0     0.0      0.0       0.0       0.0       PREOPENING COSTS       0          0
     0           0        0      0.0       0.0     0.0       0         0         0             OTHER             0          0
    ---         ---      ---                               -----     -----     -----                            ---        ---
     0           0        0      0.0       0.0     0.0       0         0         0        TOTAL OTHER SHOP       0          0
    ---         ---      ---                               -----     -----     -----                            ---        ---
    0.0         0.0      0.0      0        0.0     0.0      0.0       0.0       0.0       TOTAL SHOP EXP.       0.0        0.0
    ===         ===      ===                               =====     =====     =====                            ===        ===
     0           0        0      0.0       0.0     0.0      0.0       0.0       0.0         SHOP PROFIT          0          0
    ===         ===      ===                               =====     =====     =====                            ===        ===

                                                          -14-


                      YEAR-TO-DATE
 -------------------------------------------------------
        % VAR-B(W)                % OF RETAIL SALES
 LAST                LAST    CURRENT               LAST
 YEAR     BUDGET     YEAR     YEAR      BUDGET     YEAR
 --------------------------------------------------------

   0        0.0      0.0      100.0      100.0     100.0         NET SALES
  ===                         =====      =====     =====
   0        0.0      0.0       0.0        0.0       0.0            CONC FEES
   0        0.0      0.0       0.0        0.0       0.0            FACIL RENT
   0        0.0      0.0       0.0        0.0       0.0           FACIL DEPREC
   0        0.0      0.0        0          0         0               OTHER
  ---                          ---        ---       ---
   0        0.0      0.0        0          0         0           OCCUPANCY COST
  ---                          ---        ---       ---
   0        0.0      0.0       0.0        0.0       0.0          SALARIES & WAGES
   0        0.0      0.0       0.0        0.0       0.0               BONUS
   0        0.0      0.0       0.0        0.0       0.0              BENEFITS
   0        0.0      0.0        0          0         0                OTHER
  ---                          ---        ---       ---
   0        0.0      0.0        0          0         0           PAYROLL
  ---                          ---        ---       ---
   0        0.0      0.0       0.0        0.0       0.0          ADV & DISPLAY
   0        0.0      0.0       0.0        0.0       0.0             SUPPLIES
   0        0.0      0.0       0.0        0.0       0.0         REPAIRS & MAINT
   0        0.0      0.0       0.0        0.0       0.0          CONTRACT SERV
   0        0.0      0.0       0.0        0.0       0.0           BANK CHARGES
   0        0.0      0.0       0.0        0.0       0.0            UTILITIES
   0        0.0      0.0       0.0        0.0       0.0           EQUIP DEREC
   0        0.0      0.0       0.0        0.0       0.0          COMMUNICATIONS
   0        0.0      0.0       0.0        0.0       0.0         OTH TAX & LICENS
   0        0.0      0.0       0.0        0.0       0.0          (G)/l F/A DISP
   0        0.0      0.0       0.0        0.0       0.0         PREOPENING COSTS
   0        0.0      0.0        0          0         0               OTHER
  ===                          ===        ===       ===
   0        0.0      0.0        0          0         0         TOTAL OTHER SHOP
  ===                          ===        ===       ===
  0.0       0.0      0.0       0.0        0.0       0.0        TOTAL SHOP EXP.
  ===                          ===        ===       ===
   0        0.0      0.0       0.0        0.0       0.0          SHOP PROFIT
  ===                          ===        ===       ===

                                      -15-